Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-157562

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated April 16, 2012)

30,000 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

WARRANT TO PURCHASE 326,323 SHARES OF COMMON STOCK

326,323 SHARES OF COMMON STOCK

This Prospectus Supplement No. 5 supplements and amends our Prospectus dated April 16, 2012, as amended and supplemented to date, and includes our attached Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 that was filed with the Securities and Exchange Commission on August 14, 2013.

The Prospectus, as previously amended and supplemented, and this Prospectus Supplement No. 5 relate to the potential resale from time to time by selling security holders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as the “Series A Preferred Stock”, a warrant to purchase 326,323 shares of common stock, which we refer to as the “warrant”, and any shares of common stock issuable from time to time upon exercise of the warrant. We are not selling any securities under the Prospectus, as previously amended and as supplemented by this Prospectus Supplement No. 5, and we will not receive any of the proceeds from the sale of the securities by the selling security holders.

The Series A Preferred Stock is not listed on an exchange and, unless requested by the initial selling security holder, we do not intend to list the Series A Preferred Stock on any exchange. The warrant is not listed on an exchange and we do not intend to list the warrant on any exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol “FUNC”. On August 13, 2013, the closing price of our common stock on The NASDAQ Global Select Market was $8.06 per share. You are urged to obtain current market quotations of our common stock.

This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus, as previously amended and supplemented. Any statement contained in the Prospectus, as previously amended and supplemented, shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 5 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 5.

Investing in our securities involves certain risks. You should review carefully the risks described under “Risk Factors” beginning on page 5 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNITED CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

 The date of this Prospectus Supplement No. 5 is August 14, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For quarterly period ended June 30, 2013

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT
For the transition period from _______________ to ________________

Commission file number 0-14237

First United Corporation

(Exact name of registrant as specified in its charter)

Maryland	52-1380770
(State or other jurisdiction of	(I. R. S. Employer Identification No.)
incorporation or organization)

19 South Second Street, Oakland, Maryland    21550-0009

(Address of principal executive offices)        (Zip Code)

(800) 470-4356

(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☑

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 6,210,587 shares of common stock, par value $.01 per share, as of July 31, 2013.

INDEX TO QUARTERLY REPORT

FIRST UNITED CORPORATION

2

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

FIRST UNITED CORPORATION

Consolidated Statement of Financial Condition

(In thousands, except per share and percentage data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Cash and due from banks	$28,160	$71,290
Interest bearing deposits in banks	13,909	11,778
Cash and cash equivalents	42,069	83,068
Investment securities – available-for-sale (at fair value)	304,681	223,273
Investment securities – held to maturity (at cost)	3,900	4,040
Restricted investment in bank stock, at cost	7,853	8,349
Loans	841,850	874,829
Allowance for loan losses	(15,522)	(16,047)
Net loans	826,328	858,782
Premises and equipment, net	29,154	29,455
Goodwill and other intangible assets, net	11,004	11,004
Bank owned life insurance	31,906	31,407
Deferred tax assets	31,625	28,882
Other real estate owned	19,344	17,513
Accrued interest receivable and other assets	21,342	25,010
Total Assets	$1,329,206	$1,320,783

Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$162,671	$161,500
Interest bearing deposits	809,988	815,384
Total deposits	972,659	976,884

Short-term borrowings	50,954	39,257
Long-term borrowings	182,704	182,735
Accrued interest payable and other liabilities	25,106	23,002
Total Liabilities	1,231,423	1,221,878

Shareholders’ Equity:
Preferred stock – no par value; Authorized 2,000 shares of which 30 shares of Series A, $1,000 per share liquidation preference, 5% cumulative increasing to 9% cumulative on February 15, 2014, were issued and outstanding on June 30, 2013 and December 31, 2012 (discount of $41 and $75, respectively)	29,959	29,925
Common Stock – par value $.01 per share; Authorized 25,000 shares; issued and outstanding 6,211 shares at June 30, 2013 and 6,119 shares at December 31, 2012	62	62
Surplus	21,616	21,573
Retained earnings	72,054	69,168
Accumulated other comprehensive loss	(25,908)	(21,823)
Total Shareholders’ Equity	97,783	98,905
Total Liabilities and Shareholders’ Equity	$1,329,206	$1,320,783

See accompanying notes to the consolidated financial statements

3

FIRST UNITED CORPORATION

Consolidated Statement of Operations

(In thousands, except per share data)

	Six Months Ended
	June 30,
	2013	2012
	(Unaudited)
Interest income
Interest and fees on loans	$21,021	$23,954
Interest on investment securities
Taxable	2,297	2,259
Exempt from federal income tax	868	922
Total investment income	3,165	3,181
Other	181	134
Total interest income	24,367	27,269
Interest expense
Interest on deposits	2,609	3,558
Interest on short-term borrowings	29	97
Interest on long-term borrowings	3,253	3,833
Total interest expense	5,891	7,488
Net interest income	18,476	19,781
Provision for loan losses	946	9,236
Net interest income after provision for loan losses	17,530	10,545
Other operating income
Changes in fair value on impaired securities	2,353	(43)
Portion of gain recognized in other comprehensive income (before taxes)	(2,353)	43
Net securities impairment losses recognized in operations	0	0
Net gains – other	356	680
Total net gains	356	680
Service charges	1,734	1,725
Trust department	2,383	2,269
Insurance commissions	2	8
Debit card income	984	1,021
Bank owned life insurance	499	1,264
Brokerage commissions	361	389
Other	354	396
Total other income	6,317	7,072
Total other operating income	6,673	7,752
Other operating expenses
Salaries and employee benefits	9,640	9,936
FDIC premiums	929	977
Equipment	1,291	1,341
Occupancy	1,384	1,401
Data processing	1,499	1,445
Other	4,521	4,041
Total other operating expenses	19,264	19,141
Income/(Loss) before income tax expense	4,939	(844)
Applicable income tax expense	1,175	172
Net Income/(Loss)	3,764	(1,016)
Accumulated preferred stock dividends and discount accretion	(878)	(846)
Net Income Available to/Net (Loss) Attributable to Common Shareholders	$2,886	$(1,862)
Basic and diluted net income/(loss) per common share	$0.47	$(0.30)
Weighted average number of basic and diluted shares outstanding	6,203	6,188

See accompanying notes to the consolidated financial statements

4

	Three Months Ended
	June 30,
	2013	2012
	(Unaudited)
Interest income
Interest and fees on loans	$10,336	$11,905
Interest on investment securities
Taxable	1,206	1,097
Exempt from federal income tax	440	424
Total investment income	1,646	1,521
Other	97	75
Total interest income	12,079	13,501
Interest expense
Interest on deposits	1,282	1,665
Interest on short-term borrowings	15	51
Interest on long-term borrowings	1,639	1,887
Total interest expense	2,936	3,603
Net interest income	9,143	9,898
Provision for loan losses	81	1,112
Net interest income after provision for loan losses	9,062	8,786
Other operating income
Changes in fair value on impaired securities	691	(371)
Portion of (gain)/loss recognized in other comprehensive income (before taxes)	(691)	371
Net securities impairment losses recognized in operations	0	0
Net gains/ (losses) – other	27	(23)
Total net gains/ (losses)	27	(23)
Service charges	860	863
Trust department	1,187	1,154
Insurance commissions	1	2
Debit card income	508	529
Bank owned life insurance	250	293
Brokerage commissions	199	204
Other	97	44
Total other income	3,102	3,089
Total other operating income	3,129	3,066
Other operating expenses
Salaries and employee benefits	4,796	5,047
FDIC premiums	478	512
Equipment	649	659
Occupancy	680	691
Data processing	770	765
Other	2,369	2,396
Total other operating expenses	9,742	10,070
Income before income tax expense	2,449	1,782
Applicable income tax expense	607	133
Net Income	1,842	1,649
Accumulated preferred stock dividends and discount accretion	(441)	(431)
Net Income Available to Common Shareholders	$1,401	$1,218
Basic and diluted net income per common share	$0.23	$0.20
Weighted average number of basic and diluted shares outstanding	6,207	6,194

See accompanying notes to the consolidated financial statements

5

FIRST UNITED CORPORATION

Consolidated Statement of Comprehensive Income/(Loss)

(In thousands, except per share data)

	Six Months Ended
	June 30,
Comprehensive (Loss)/Income (in thousands)	2013	2012
Net Income/(Loss)	$3,764	$(1,016)
Other comprehensive income, net of tax and reclassification adjustments:
Net unrealized gains/(losses) on investments with OTTI	1,408	(26)

Net unrealized (losses)/gains on all other AFS securities	(5,729)	225

Net unrealized gains on cash flow hedges	138	47

Net unrealized gains on Pension	91	0

Net unrealized gains on SERP	7	0

Other comprehensive (loss)/income, net of tax	(4,085)	246

Comprehensive loss	$(321)	$(770)

See accompanying notes to the consolidated financial statements

FIRST UNITED CORPORATION

Consolidated Statement of Comprehensive Income/(Loss)

(In thousands, except per share data)

	Three Months Ended
	June 30,
Comprehensive (Loss)/Income (in thousands)	2013	2012
Net Income	$1,842	$1,649
Other comprehensive income, net of tax and reclassification adjustments:
Net unrealized gains/(losses) on investments with OTTI	413	(221)

Net unrealized (losses)/gains on all other AFS securities	(5,464)	346

Net unrealized gains on cash flow hedges	78	20

Net unrealized losses on Pension	(624)	0

Net unrealized gains on SERP	3	0

Other comprehensive (loss)/income, net of tax	(5,594)	145

Comprehensive (loss)/income	$(3,752)	$1,794

See accompanying notes to the consolidated financial statements

6

FIRST UNITED CORPORATION

Consolidated Statement of Changes in Shareholders’ Equity

(In thousands, except share and per share data)

					Accumulated
					Other	Total
	Preferred	Common		Retained	Comprehensive	Shareholders’
	Stock	Stock	Surplus	Earnings	Loss	Equity
Balance at January 1, 2012	$29,860	$62	$21,500	$66,196	$(20,962)	$96,656

Net income				4,663		4,663
Other comprehensive loss					(861)	(861)
Stock based compensation			73			73
Preferred stock discount accretion	65			(65)		0
Preferred stock dividends deferred				(1,626)		(1,626)

Balance at December 31, 2012	29,925	62	21,573	69,168	(21,823)	98,905

Net income				3,764		3,764
Other comprehensive loss					(4,085)	(4,085)
Stock based compensation			43			43
Preferred stock discount accretion	34			(34)		0
Preferred stock dividends deferred				(844)		(844)

Balance at June 30, 2013	$29,959	$62	$21,616	$72,054	$(25,908)	$97,783

See accompanying notes to the consolidated financial statements

7

FIRST UNITED CORPORATION

Consolidated Statement of Cash Flows

(In thousands)

	Six Months Ended
	June 30,
	2013	2012
	(Unaudited)
Operating activities
Net income/(loss)	$3,764	$(1,016)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Provision for loan losses	946	9,236
Depreciation	1,026	1,005
Stock compensation	43	31
Gain on sales of Insurance assets	0	(88)
Gain on sales of other real estate owned	(62)	(682)
Write-downs of other real estate owned	37	0
Gain on loan sales	(131)	(59)
Loss on disposal of fixed assets	2	66
Net amortization of investment securities discounts and premiums	697	791
Gain on sales of investment securities – available-for-sale	(227)	(599)
Amortization of deferred Loan Fees	(265)	(276)
Decrease in accrued interest receivable and other assets	3,820	1,553
Deferred tax benefit	0	(1,509)
Increase/(decrease) in accrued interest payable and other liabilities	1,502	(1,836)
Earnings on bank owned life insurance	(499)	(1,264)
Net cash provided by operating activities	10,653	5,353

Investing activities
Proceeds from maturities/calls of investment securities available-for-sale	20,705	39,511
Proceeds from maturities/calls of investment securities held-to-maturity	140	0
Proceeds from sales of investment securities available-for-sale	35,136	10,454
Purchases of investment securities available-for-sale	(144,941)	(36,086)
Proceeds from sales of other real estate owned	2,865	2,977
Proceeds from loan sales	18,049	7,619
Proceeds from disposal of fixed assets	0	19
Proceeds from sale of insurance assets	0	3,604
Proceeds from BOLI death benefit	0	1,806
Net decrease in FHLB stock	496	1047
Net decrease in loans	9,184	6,108
Purchases of premises and equipment	(727)	(641)
Net cash (used in)/provided by investing activities	(59,093)	36,418

Financing activities
Net decrease in deposits	(4,225)	(31,444)
Net increase/(decrease) in short-term borrowings	11,697	(7,966)
Proceeds from long-term borrowings	0	20,000
Payments on long-term borrowings	(31)	(20,529)
Net cash provided by/(used in) financing activities	7,441	(39,939)
(Decrease)/increase in cash and cash equivalents	(40,999)	1,832
Cash and cash equivalents at beginning of the year	83,068	65,107
Cash and cash equivalents at end of period	$42,069	$66,939

Supplemental information
Interest paid	$4,868	$6,621
Non-cash investing activities:
Transfers from loans to other real estate owned	$4,671	$5,447
Transfers from securities available for sale to held-to-maturity	$0	$4,040

See accompanying notes to the consolidated financial statements

8

FIRST UNITED CORPORATION

NoteS to Consolidated Financial Statements (UNAUDITED)

for the quarter ended JUNE 30, 2013

Note 1 – Basis of Presentation

The accompanying unaudited consolidated financial statements of First United Corporation and its consolidated subsidiaries, including First United Bank & Trust (the “Bank”), have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information, as required by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 270, Interim Reporting, and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all the information and footnotes required for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting of normal recurring items, have been included. Operating results for the three- and six-month periods ended June 30, 2013 are not necessarily indicative of the results that may be expected for the full year or for any future interim period. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in First United Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012. For purposes of comparability, certain prior period amounts have been reclassified to conform to the 2013 presentation. Such reclassifications had no impact on net income or equity.

First United Corporation has evaluated events and transactions occurring subsequent to the statement of financial condition date of June 30, 2013 for items that should potentially be recognized or disclosed in these financial statements as prescribed by ASC Topic 855, Subsequent Events.

As used in these notes to consolidated financial statements, First United Corporation and its consolidated subsidiaries are sometimes collectively referred to as the “Corporation”.

Note 2 – Earnings/(Loss) Per Common Share

Basic earnings/(loss) per common share is derived by dividing net income available to/loss attributable to common shareholders by the weighted-average number of common shares outstanding during the period and does not include the effect of any potentially dilutive common stock equivalents. Diluted earnings/(loss) per share is derived by dividing net income available to/loss attributable to common shareholders by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding common stock equivalents. There is no dilutive effect on earnings per share during loss periods. There were no common stock equivalents during the three and six months ended June 30, 2013 and 2012.

The following table sets forth the calculation of basic and diluted earnings/(loss) per common share for the six- and three-month periods ended June 30, 2013 and 2012:

	For the six months ended June 30,
	2013			2012
		Average	Per Share		Average	Per Share
(in thousands, except for per share amount)	Income	Shares	Amount	Loss	Shares	Amount
Basic and Diluted Earnings/(Loss) Per Share:
Net income/(loss)	$3,764			$(1,016)
Preferred stock dividends deferred	(844)			(814)
Discount accretion on preferred stock	(34)			(32)
Net income available to/Net (loss) attributable to common shareholders	$2,886	6,203	$0.47	$(1,862)	6,188	$(0.30)

9

	For the three months ended June 30,
	2013			2012
		Average	Per Share		Average	Per Share
(in thousands, except for per share amount)	Income	Shares	Amount	Income	Shares	Amount
Basic and Diluted Earnings Per Share:
Net income	$1,842			$1,649
Preferred stock dividends deferred	(424)			(415)
Discount accretion on preferred stock	(17)			(16)
Net income available to common shareholders	$1,401	6,207	$0.23	$1,218	6,194	$0.20

Note 3 – Net Gains/(Losses)

The following table summarizes the gain/(loss) activity for the six- and three-month periods ended June 30, 2013 and 2012:

	Six months ended		Three Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012
Net gains/(losses) – other:
Available-for-sale securities:
Realized gains	$412	$663	$0	$0
Realized losses	(185)	(64)	(23)	0
Gain on sale of consumer loans	131	59	52	39
Gain on sale of insurance assets	0	88	0	0
Loss on disposal of fixed assets	(2)	(66)	(2)	(62)
Net gains – other	$356	$680	$27	$(23)

10

Note 4 – Cash and Cash Equivalents

Cash and due from banks, which represents vault cash in the retail offices and invested cash balances at the Federal Reserve, is carried at fair value.

	June 30,	December 31,
(in thousands)	2013	2012
Cash and due from banks, weighted average interest rate of 0.20% (at June 30, 2013)	$28,160	$71,290

Interest bearing deposits in banks, which represent funds invested at a correspondent bank, are carried at fair value and, as of June 30, 2013 and December 31, 2012, consisted of daily funds invested at the Federal Home Loan Bank (“FHLB”) of Atlanta, First Tennessee Bank (“FTN”), Merchants and Traders (“M&T”) and Community Bankers Bank (“CBB”).

	June 30,	December 31,
(in thousands)	2013	2012
FHLB daily investments, interest rate of 0.005% (at June 30, 2013)	$5,430	$3,306
FTN daily investments, interest rate of 0.07% (at June 30, 2013)	1,350	1,350
M&T daily investments, interest rate of 0.22% (at June 30, 2013)	6,044	6,037
CBB Fed Funds sold, interest rate of 0.21% (at June 30, 2013)	1,085	1,085
	$13,909	$11,778

Note 5 – Investments

The investment portfolio is classified and accounted for based on the guidance of ASC Topic 320, Investments – Debt and Equity Securities.

The amortized cost of debt securities classified as available-for-sale is adjusted for the amortization of premiums to the first call date, if applicable, or to maturity, and for the accretion of discounts to maturity, or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included in interest income from investments. Interest and dividends are included in interest income from investments. Gains and losses on the sale of securities are recorded using the specific identification method.

The following table shows a comparison of amortized cost and fair values of investment securities at June 30, 2013 and December 31, 2012:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	OTTI in
(in thousands)	Cost	Gains	Losses	Value	AOCI
June 30, 2013
Available for Sale:
U.S. government agencies	$94,703	$8	$3,577	$91,134	$0
Residential mortgage-backed agencies	88,046	382	3,741	84,687	0
Commercial mortgage-backed agencies	35,903	0	675	35,228	0
Collateralized mortgage obligations	19,629	156	260	19,525	0
Obligations of states and political subdivisions	58,410	1,480	813	59,077	0
Collateralized debt obligations	37,045	151	22,166	15,030	14,524
Total available for sale	$333,736	$2,177	$31,232	$304,681	$14,524
Held to Maturity:
Obligations of states and political subdivisions	$3,900	$365	$352	$3,913	$0

December 31, 2012
Available for Sale:
U.S. government agencies	$40,334	$97	$111	$40,320	$0
Residential mortgage-backed agencies	43,596	703	191	44,108	0
Commercial mortgage-backed agencies	37,330	288	0	37,618	0
Collateralized mortgage obligations	31,836	188	293	31,731	0
Obligations of states and political subdivisions	55,212	2,842	0	58,054	0
Collateralized debt obligations	36,798	0	25,356	11,442	16,876
Total available for sale	$245,106	$4,118	$25,951	$223,273	$16,876
Held to Maturity:
Obligations of states and political subdivisions	$4,040	$542	$235	$4,347	$0

11

Proceeds from sales of securities and the realized gains and losses are as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012
Proceeds	$35,136	$10,454	$0	$0
Realized gains	412	663	0	0
Realized losses	185	64	23	0

12

The following table shows the Corporation’s securities with gross unrealized losses and fair values at June 30, 2013 and December 31, 2012, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 months		12 months or more
	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses
June 30, 2013
Available for Sale:
U.S. government agencies	$80,137	$3,577	$0	$0
Residential mortgage-backed agencies	75,897	3,741	0	0
Commercial mortgage-backed agencies	33,702	675	0	0
Collateralized mortgage obligations	8,750	238	3,518	22
Obligations of states and political subdivisions	17,157	813	0	0
Collateralized debt obligations	0	0	14,604	22,166
Total available for sale	$215,643	$9,044	$18,122	$22,188
Held to Maturity:
Obligations of states and political subdivisions	$2,508	$352	$0	$0

December 31, 2012
Available for Sale:
U.S. government agencies	$18,220	$111	$0	$0
Residential mortgage-backed agencies	22,407	191	0	0
Commercial mortgage-backed agencies	0	0	0	0
Collateralized mortgage obligations	16,576	293	450	0	*
Obligations of states and political subdivisions	0	0	0	0
Collateralized debt obligations	0	0	11,442	25,356
Total available for sale	$57,203	$595	$11,892	$25,356
Held to Maturity:
Obligations of states and political subdivisions	$2,765	$235	$0	$0

* - De minimis

Management systematically evaluates securities for impairment on a quarterly basis. Management assesses whether (a) the Corporation has the intent to sell a security being evaluated and (b) it is more likely than not that the Corporation will be required to sell the security prior to its anticipated recovery. If neither applies, then declines in the fair values of securities below their cost that are considered other-than-temporary declines are split into two components. The first is the loss attributable to declining credit quality. Credit losses are recognized in earnings as realized losses in the period in which the impairment determination is made. The second component consists of all other losses, which are recognized in other comprehensive loss. In estimating other-than-temporary impairment (“OTTI”) losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) adverse conditions specifically related to the security, an industry, or a geographic area, (3) the historic and implied volatility of the fair value of the security, (4) changes in the rating of the security by a rating agency, (5) recoveries or additional declines in fair value subsequent to the balance sheet date, (6) failure of the issuer of the security to make scheduled interest or principal payments, and (7) the payment structure of the debt security and the likelihood of the issuer being able to make payments that increase in the future. Management also monitors cash flow projections for securities that are considered beneficial interests under the guidance of ASC Subtopic 325-40, Investments – Other – Beneficial Interests in Securitized Financial Assets, (ASC Section 325-40-35). Further discussion about the evaluation of securities for impairment can be found in Item 2 of Part I of this report under the heading “Investment Securities”.

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Management believes that the valuation of certain securities is a critical accounting policy that requires significant estimates in preparation of its consolidated financial statements. Management utilizes an independent third party to prepare both the impairment valuations and fair value determinations for its collateralized debt obligation (“CDO”) portfolio consisting of pooled trust preferred securities. Based on management’s review of the assumptions and results of the third-party review, it does not believe that there were any material differences in the valuations between December 31, 2012 and June 30, 2013.

U.S. Government Agencies - Thirteen U.S. government agencies have been in an unrealized loss position for less than 12 months as of June 30, 2013. There were no U.S. government agencies in an unrealized loss position for 12 months or more. The securities are of the highest investment grade and the Corporation does not intend to sell them, and it is not more likely than not that the Corporation will be required to sell them before recovery of their amortized cost basis, which may be at maturity. Accordingly, management does not consider these investments to be other-than-temporarily impaired at June 30, 2013.

Residential Mortgage-Backed Agencies - Twenty-two residential mortgage-backed agencies have been in an unrealized loss position for less than 12 months as of June 30, 2013. There were no residential mortgage-backed agency securities in an unrealized loss position for 12 months or more. The securities are of the highest investment grade and the Corporation does not intend to sell them, and it is not more likely than not that the Corporation will be required to sell the securities before recovery of their amortized cost basis, which may be at maturity. Accordingly, management does not consider these investments to be other-than-temporarily impaired at June 30, 2013.

Commercial Mortgage-Backed Agencies - Ten commercial mortgage-backed agencies have been in an unrealized loss position for less than 12 months as of June 30, 2013. There were no commercial mortgage-backed agency securities in an unrealized loss position for 12 months or more. The securities are of the highest investment grade and the Corporation does not intend to sell them, and it is not more likely than not that the Corporation will be required to sell the securities before recovery of their amortized cost basis, which may be at maturity. Accordingly, management does not consider these investments to be other-than-temporarily impaired at June 30, 2013.

Collateralized Mortgage Obligations - One collateralized mortgage obligation security at June 30, 2013 was in an unrealized loss position for 12 months or more. There were two collateralized mortgage obligation securities in an unrealized loss position for less than 12 months. The securities are of the highest investment grade and the Corporation does not intend to sell them, and it is not more likely than not that the Corporation will be required to sell the securities before recovery of their amortized cost basis. Accordingly, management does not consider these investments to be other-than-temporarily impaired at June 30, 2013.

Obligations of State and Political Subdivisions - Seven securities have been in an unrealized loss position for less than 12 months. There are no securities that have been in an unrealized loss position for 12 months or more. These investments are of investment grade as determined by the major rating agencies and management reviews the ratings of the underlying issuers. Management believes that this portfolio is well-diversified throughout the United States, and all bonds continue to perform according to their contractual terms. The Corporation does not intend to sell these investments and it is not more likely than not that the Corporation will be required to sell the investments before recovery of their amortized cost basis, which may be at maturity. Accordingly, management does not consider these investments to be other-than-temporarily impaired at June 30, 2013.

Collateralized Debt Obligations - The $22.2 million in unrealized losses greater than 12 months at June 30, 2013 relates to 17 pooled trust preferred securities that are included in the CDO portfolio. See Note 8 for a discussion of the methodology used by management to determine the fair values of these securities. Based upon a review of credit quality and the cash flow tests performed by the independent third party, management determined that there were no securities that had credit-related non-cash OTTI charges during the first six months of 2013. The unrealized losses on the remaining securities in the portfolio are primarily attributable to continued depression in market interest rates, marketability, liquidity and the current economic environment.

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The following tables present a cumulative roll-forward of the amount of non-cash OTTI charges related to credit losses which have been recognized in earnings for the trust preferred securities in the CDO portfolio held and not intended to be sold for the six- and three-month periods ended June 30, 2013 and 2012:

	Six Months Ended June 30,
(in thousands)	2013	2012
Balance of credit-related OTTI at January 1	$13,959	$14,424
Additions for credit-related OTTI not previously recognized	0	0
Additional increases for credit-related OTTI previously recognized when there is no intent to sell and no requirement to sell before recovery of amortized cost basis	0	0
Decreases for previously recognized credit-related OTTI because there was an intent to sell	0	0
Reduction for increases in cash flows expected to be collected	(264)	(224)
Balance of credit-related OTTI at June 30	$13,695	$14,200

	Three Months Ended June 30,
(in thousands)	2013	2012
Balance of credit-related OTTI at April 1	$13,834	$14,312
Additions for credit-related OTTI not previously recognized	0	0
Additional increases for credit-related OTTI previously recognized when there is no intent to sell and no requirement to sell before recovery of amortized cost basis	0	0
Decreases for previously recognized credit-related OTTI because there was an intent to sell	0	0
Reduction for increases in cash flows expected to be collected	(139)	(112)
Balance of credit-related OTTI at June 30	$13,695	$14,200

The amortized cost and estimated fair value of securities by contractual maturity at June 30, 2013 is shown in the following table. Actual maturities may differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2013
	Amortized	Fair
(in thousands)	Cost	Value
Contractual Maturity
Available for sale:
Due after one year through five years	20,049	20,041
Due after five years through ten years	$73,227	$72,868
Due after ten years	96,882	72,332
	190,158	165,241
Residential mortgage-backed agencies	88,046	84,687
Commercial mortgage-backed agencies	35,903	35,228
Collateralized mortgage obligations	19,629	19,525
	$333,736	$304,681
Held to Maturity:
Due after ten years	$3,900	$3,913

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Note 6 - Restricted Investment in Bank Stock

Restricted stock, which represents required investments in the common stock of the FHLB of Atlanta, Atlantic Central Bankers Bank (“ACBB”) and CBB, is carried at cost and is considered a long-term investment.

Management evaluates the restricted stock for impairment in accordance with ASC Industry Topic 942, Financial Services – Depository and Lending, (ASC Section 942-325-35). Management’s evaluation of potential impairment is based on management’s assessment of the ultimate recoverability of the cost of the restricted stock rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability is influenced by criteria such as (a) the significance of the decline in net assets of the issuing bank as compared to the capital stock amount for that bank and the length of time this situation has persisted, (b) commitments by the issuing bank to make payments required by law or regulation and the level of such payments in relation to the operating performance of that bank, and (c) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the issuing bank. Management has evaluated the restricted stock for impairment and believes that no impairment charge is necessary as of June 30, 2013.

The Corporation recognizes dividends on a cash basis. For the six months ended June 30, 2013, dividends of $96,734 were recognized in earnings. For the comparable period of 2012, dividends of $73,867 were recognized in earnings.

Note 7 – Loans and Related Allowance for Loan Losses

The following table summarizes the primary segments of the loan portfolio as of June 30, 2013 and December 31, 2012:

(in thousands)	Commercial Real Estate	Acquisition and Development	Commercial and Industrial	Residential Mortgage	Consumer	Total
June 30, 2013
Total loans	$285,984	$118,356	$63,844	$346,636	$27,030	$841,850
Individually evaluated for impairment	$15,622	$20,594	$2,261	$5,182	$107	$43,766
Collectively evaluated for impairment	$270,362	$97,762	$61,583	$341,454	$26,923	$798,084

December 31, 2012
Total loans	$298,851	$128,391	$69,013	$346,919	$31,655	$874,829
Individually evaluated for impairment	$15,941	$24,112	$3,449	$4,304	$36	$47,842
Collectively evaluated for impairment	$282,910	$104,279	$65,564	$342,615	$31,619	$826,987

The segments of the Bank’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. The commercial real estate (“CRE”) loan segment is then segregated into two classes. Non-owner occupied CRE loans, which include loans secured by non-owner occupied, nonfarm, and nonresidential properties, generally have a greater risk profile than all other CRE loans, which include loans secured by farmland, multifamily structures and owner-occupied commercial structures. The acquisition and development (“A&D”) loan segment is segregated into two classes. One-to-four family residential construction loans are generally made to individuals for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. All other A&D loans are generally made to developers or investors for the purpose of acquiring, developing and constructing residential or commercial structures. A&D loans have a higher risk profile because the ultimate buyer, once development is completed, is generally not known at the time of the loan is made. The commercial and industrial (“C&I”) loan segment consists of loans made for the purpose of financing the activities of commercial customers. The residential mortgage loan segment is segregated into two classes. Amortizing term loans are primarily first lien loans. Home equity lines of credit are generally second lien loans. The consumer loan segment consists primarily of installment loans (direct and indirect) and overdraft lines of credit connected with customer deposit accounts.

Management uses a 10-point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first six categories are considered not criticized, and are aggregated as “Pass” rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. All loans greater than 90 days past due are considered Substandard. The portion of a specific allocation of the allowance for loan losses that management believes is associated with a pending event that could trigger loss in the short-term will be classified in the Doubtful category. Any portion of a loan that has been charged off is placed in the Loss category.

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To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Bank has a structured loan rating process with several layers of internal and external oversight. Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as bankruptcy, repossession, or death occurs to raise awareness of a possible credit event. The Bank’s Commercial Loan Officers are responsible for the timely and accurate risk rating of the loans in the commercial segments at origination and on an ongoing basis. The Bank’s experienced Credit Quality and Loan Review Department performs an annual review of all commercial relationships of $500,000 or greater. Confirmation of the appropriate risk grade is included as part of the review process on an ongoing basis. The Credit Quality and Loan Review Department continually reviews and assesses loans within the portfolio. In addition, the Bank engages an external consultant to conduct loan reviews on at least an annual basis. Generally, the external consultant reviews commercial relationships greater than $750,000 and/or criticized relationships greater than $500,000. Detailed reviews, including plans for resolution, are performed on loans classified as Substandard on a quarterly basis. Loans in the Special Mention and Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard and Doubtful within the internal risk rating system as of June 30, 2013 and December 31, 2012:

(in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
June 30, 2013
Commercial real estate
Non owner-occupied	$109,273	$9,364	$30,036	$0	$148,673
All other CRE	107,258	8,733	21,320	0	137,311
Acquisition and development
1-4 family residential construction	8,584	0	5,115	0	13,699
All other A&D	75,486	1,899	27,272	0	104,657
Commercial and industrial	59,407	1,873	2,564	0	63,844
Residential mortgage
Residential mortgage - term	257,009	733	11,561	0	269,303
Residential mortgage - home equity	74,922	523	1,888	0	77,333
Consumer	26,781	19	230	0	27,030
Total	$718,720	$23,144	$99,986	$0	$841,850

December 31, 2012
Commercial real estate
Non owner-occupied	$126,230	$6,464	$18,840	$0	$151,534
All other CRE	110,365	9,072	27,880	0	147,317
Acquisition and development
1-4 family residential construction	9,284	1,101	5,967	0	16,352
All other A&D	79,136	1,073	31,830	0	112,039
Commercial and industrial	60,234	2,029	6,750	0	69,013
Residential mortgage
Residential mortgage - term	255,993	751	11,885	0	268,629
Residential mortgage - home equity	75,935	195	2,160	0	78,290
Consumer	31,376	22	257	0	31,655
Total	$748,553	$20,707	$105,569	$0	$874,829

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Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. A loan is considered to be past due when a payment has not been received for 30 days past its contractual due date. For all loan segments, the accrual of interest is discontinued when principal or interest is delinquent for 90 days or more unless the loan is well-secured and in the process of collection. All non-accrual loans are considered to be impaired. Interest payments received on non-accrual loans are applied as a reduction of the loan principal balance. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. The Corporation’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and non-accrual loans as of June 30, 2013 and December 31, 2012:

(in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days+ Past Due	Total Past Due and Accruing	Non-Accrual	Total Loans
June 30, 2013
Commercial real estate
Non owner-occupied	$143,956	$395	$213	$0	$608	$4,109	$148,673
All other CRE	135,008	259	0	0	259	2,044	137,311
Acquisition and development
1-4 family residential construction	12,159	0	0	0	0	1,540	13,699
All other A&D	96,293	121	479	0	600	7,764	104,657
Commercial and industrial	63,635	44	22	2	68	141	63,844
Residential mortgage
Residential mortgage - term	262,325	776	2,126	513	3,415	3,563	269,303
Residential mortgage - home equity	76,598	499	14	114	627	108	77,333
Consumer	26,204	508	192	18	718	108	27,030
Total	$816,178	$2,602	$3,046	$647	$6,295	$19,377	$841,850
December 31, 2012
Commercial real estate
Non owner-occupied	$146,796	$321	$64	$0	$385	$4,353	$151,534
All other CRE	143,108	2,368	0	0	2,368	1,841	147,317
Acquisition and development
1-4 family residential construction	16,280	61	0	0	61	11	16,352
All other A&D	100,232	619	221	200	1,040	10,767	112,039
Commercial and industrial	68,228	580	29	0	609	176	69,013
Residential mortgage
Residential mortgage - term	251,673	7,446	5,244	1,639	14,329	2,627	268,629
Residential mortgage - home equity	77,224	583	130	249	962	104	78,290
Consumer	30,434	800	327	58	1,185	36	31,655
Total	$833,975	$12,778	$6,015	$2,146	$20,939	$19,915	$874,829

Non-accrual loans which have been subject to a partial charge-off totaled $7.4 million as of June 30, 2013, compared to $6.7 million as of December 31, 2012.

An allowance for loan losses (“ALL”) is maintained to absorb losses from the loan portfolio. The ALL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of non-performing loans.

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The Bank’s methodology for determining the ALL is based on the requirements of ASC Section 310-10-35, Receivables-Overall-Subsequent Measurement, for loans individually evaluated for impairment and ASC Subtopic 450-20, Contingencies-Loss Contingencies, for loans collectively evaluated for impairment, as well as the Interagency Policy Statement on the Allowance for Loan and Lease Losses and other bank regulatory guidance. The total of the two components represents the Bank’s ALL.

The following table summarizes the primary segments of the ALL, segregated by the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of June 30, 2013 and December 31, 2012.

(in thousands)	Commercial Real Estate	Acquisition and Development	Commercial and Industrial	Residential Mortgage	Consumer	Total
June 30, 2013
Total ALL	$5,261	$4,875	$753	$4,304	$329	$15,522
Individually evaluated for impairment	$35	$2,612	$0	$78	$0	$2,725
Collectively evaluated for impairment	$5,226	$2,263	$753	$4,226	$329	$12,797

December 31, 2012
Total ALL	$5,206	$5,029	$906	$4,507	$399	$16,047
Individually evaluated for impairment	$126	$1,506	$0	$0	$0	$1,632
Collectively evaluated for impairment	$5,080	$3,523	$906	$4,507	$399	$14,415

Management evaluates individual loans in all of the commercial segments for possible impairment, if the loan (a) is greater than $500,000 or (b) is part of a relationship that is greater than $750,000 and is either (i) in nonaccrual status or (ii) risk-rated Substandard and greater than 60 days past due. Loans are considered to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in evaluating impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The Bank does not separately evaluate individual consumer and residential mortgage loans for impairment, unless such loans are part of a larger relationship that is impaired; otherwise loans in these segments are considered impaired when they are classified as non-accrual.

Once the determination has been made that a loan is impaired, the determination of whether a specific allocation of the allowance is necessary is measured by comparing the recorded investment in the loan to the fair value of the loan using one of three methods: (a) the present value of expected future cash flows discounted at the loan’s effective interest rate; (b) the loan’s observable market price; or (c) the fair value of the collateral less selling costs. The method is selected on a loan-by-loan basis, with management primarily utilizing the fair value of collateral method. If the fair value of the collateral less selling costs method is utilized for collateral securing loans in the commercial segments, then an updated external appraisal is ordered on the collateral supporting the loan if the loan balance is greater than $500,000 and the existing appraisal is greater than 18 months old. If an appraisal is less than 12 months old (the age at which the internal appraisal grid begins) and if management believes that general market conditions in that geographic market have changed considerably, the property has deteriorated or perhaps lost an income stream, or a recent appraisal for a similar property indicates a significant change, then management may adjust the fair value indicated by the existing appraisal until a new appraisal is obtained. If the most recent appraisal is greater than 12 months old or if an updated appraisal has not been received and reviewed in time for the determination of estimated fair value at quarter (or year) end, then the estimated fair value of the collateral is determined by adjusting the existing appraisal by the appropriate percentage from an internally prepared appraisal discount grid. This grid considers the age of a third party appraisal and the geographic region where the collateral is located in order to discount an appraisal that is greater than 12 months old. The discount rates in the appraisal discount grid are updated quarterly to reflect the most current knowledge that management has available, including the results of current appraisals. If there is a delay in receiving an updated appraisal or if the appraisal is found to be deficient in our internal appraisal review process and re-ordered, then the Bank continues to use a discount factor from the appraisal discount grid based on the collateral location and current appraisal age in order to determine the estimated fair value. A specific allocation of the ALL is recorded if there is any deficiency in collateral value determined by comparing the estimated fair value to the recorded investment of the loan. When updated appraisals are received and reviewed, adjustments are made to the specific allocation as needed.

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The evaluation of the need and amount of a specific allocation of the ALL and whether a loan can be removed from impairment status is made on a quarterly basis.

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of June 30, 2013 and December 31, 2012:

			Impaired
			Loans with No
	Impaired Loans with		Specific
	Specific Allowance		Allowance	Total Impaired Loans
					Unpaid
	Recorded	Related	Recorded	Recorded	Principal
(in thousands)	Investment	Allowances	Investment	Investment	Balance
June 30, 2013
Commercial real estate
Non owner-occupied	$132	$35	$4,902	$5,034	$7,664
All other CRE	0	0	10,588	10,588	10,892
Acquisition and development
1-4 family residential construction	3,219	669	8	3,227	3,315
All other A&D	5,805	1,943	11,562	17,367	21,841
Commercial and industrial	0	0	2,261	2,261	2,277
Residential mortgage
Residential mortgage - term	706	78	3,923	4,629	5,223
Residential mortgage – home equity	0	0	553	553	553
Consumer	0	0	107	107	107
Total impaired loans	$9,862	$2,725	$33,904	$43,766	$51,872

December 31, 2012
Commercial real estate
Non owner-occupied	$0	$0	$5,309	$5,309	$7,929
All other CRE	1,019	126	9,613	10,632	10,785
Acquisition and development
1-4 family residential construction	2,052	471	10	2,062	2,062
All other A&D	5,410	1,035	16,640	22,050	26,232
Commercial and industrial	0	0	3,449	3,449	3,449
Residential mortgage
Residential mortgage - term	0	0	3,755	3,755	4,086
Residential mortgage – home equity	0	0	549	549	549
Consumer	0	0	36	36	36
Total impaired loans	$8,481	$1,632	$39,361	$47,842	$55,128

Loans that are collectively evaluated for impairment are analyzed with general allowances being made as appropriate. For general allowances, historical loss trends are used in the estimation of losses in the current portfolio. These historical loss amounts are modified by other qualitative factors.

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The classes described above, which are based on the Federal call code assigned to each loan, provide the starting point for the ALL analysis. Management tracks the historical net charge-off activity (full and partial charge-offs, net of full and partial recoveries) at the call code level. A historical charge-off factor is calculated utilizing a defined number of consecutive historical quarters. Consumer pools currently utilize a rolling 12 quarters, while Commercial pools currently utilize a rolling eight quarters.

“Pass” rated credits are segregated from “Criticized” credits for the application of qualitative factors. The un-criticized (“pass”) pools for commercial and residential real estate are further segmented based upon the geographic location of the underlying collateral. There are seven geographic regions utilized – six that represent the Bank’s lending footprint and a seventh for all out-of-market credits. Different economic environments and resultant credit risks exist in each region that are acknowledged in the assignment of qualitative factors. Loans in the criticized pools, which possess certain qualities or characteristics that may lead to collection and loss issues, are closely monitored by management and subject to additional qualitative factors.

Management supplements the historical charge-off factor with a number of additional qualitative factors that are likely to cause estimated credit losses associated with the existing loan pools to differ from historical loss experience. The additional factors, which are evaluated quarterly and updated using information obtained from internal, regulatory, and governmental sources, are: (a) national and local economic trends and conditions; (b) levels of and trends in delinquency rates and non-accrual loans; (c) trends in volumes and terms of loans; (d) effects of changes in lending policies; (e) experience, ability, and depth of lending staff; (f) value of underlying collateral; and (g) concentrations of credit from a loan type, industry and/or geographic standpoint.

Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALL. Residential mortgage and consumer loans are charged off after they are 120 days contractually past due. All other loans are charged off based on an evaluation of the facts and circumstances of each individual loan. When the Bank believes that its ability to collect is solely dependent on the liquidation of the collateral, a full or partial charge-off is recorded promptly to bring the recorded investment to an amount that the Bank believes is supported by an ability to collect on the collateral. The circumstances that may impact the Bank’s decision to charge-off all or a portion of a loan include default or non-payment by the borrower, scheduled foreclosure actions, and/or prioritization of the Bank’s claim in bankruptcy. There may be circumstances where, due to pending events, the Bank will place a specific allocation of the ALL on a loan for which a partial charge-off has been previously recognized. This specific allocation may be either charged off or removed depending upon the outcome of the pending event. Full or partial charge-offs are not recovered until full principal and interest on the loan have been collected, even if a subsequent appraisal supports a higher value. Loans with partial charge-offs remain in non-accrual status. Both full and partial charge-offs reduce the recorded investment of the loan and the ALL and are considered to be charge-offs for purposes of all credit loss metrics and trends, including the historical rolling charge-off rates used in the determination of the ALL.

Activity in the ALL is presented for the six- and three-months ended June 30, 2013 and June 30, 2012:

(in thousands)	Commercial Real Estate	Acquisition and Development	Commercial and Industrial	Residential Mortgage	Consumer	Total
ALL balance at January 1, 2013	$5,206	$5,029	$906	$4,507	$399	$16,047
Charge-offs	(184)	(262)	(1,004)	(256)	(275)	(1,981)
Recoveries	127	21	51	119	192	510
Provision	112	87	800	(66)	13	946
ALL balance at June 30, 2013	$5,261	$4,875	$753	$4,304	$329	$15,522

ALL balance at January 1, 2012	$6,218	$7,190	$2,190	$3,430	$452	$19,480
Charge-offs	(2,280)	(670)	(9,141)	(665)	(347)	(13,103)
Recoveries	58	403	332	123	241	1,157
Provision	1,860	(714)	7,479	569	42	9,236
ALL balance at June 30, 2012	$5,856	$6,209	$860	$3,457	$388	$16,770

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(in thousands)	Commercial Real Estate	Acquisition and Development	Commercial and Industrial	Residential Mortgage	Consumer	Total
ALL balance at April 1, 2013	$5,789	$4,760	$645	$4,483	$348	$16,025
Charge-offs	(184)	(258)	(128)	(101)	(132)	(803)
Recoveries	27	13	2	88	89	219
Provision	(371)	360	234	(166)	24	81
ALL balance at June 30, 2013	$5,261	$4,875	$753	$4,304	$329	$15,522

ALL balance at April 1, 2012	$6,635	$5,879	$929	$3,377	$393	$17,213
Charge-offs	(1,119)	(424)	(50)	(382)	(174)	(2,149)
Recoveries	58	391	2	24	119	594
Provision	282	363	(21)	438	50	1,112
ALL balance at June 30, 2012	$5,856	$6,209	$860	$3,457	$388	$16,770

The ALL is based on estimates, and actual losses may vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALL that is representative of the risk found in the components of the portfolio at any given date.

The following tables present the average recorded investment in impaired loans by class and related interest income recognized for the periods indicated:

	Six months ended			Six months ended
	June 30, 2013			June 30, 2012
		Interest	Interest		Interest	Interest
		income	income		income	income
		recognized	recognized		recognized	recognized
	Average	on an	on a cash	Average	on an	on a cash
(in thousands)	investment	accrual basis	basis	investment	accrual basis	basis
Commercial real estate
Non owner-occupied	$5,194	$23	$0	$8,170	$12	$0
All other CRE	10,657	178	46	8,110	134	0
Acquisition and development
1-4 family residential construction	2,961	42	0	2,351	46	0
All other A&D	20,022	269	303	22,909	207	0
Commercial and industrial	3,042	66	0	7,022	72	0
Residential mortgage
Residential mortgage - term	4,174	33	2	5,112	67	36
Residential mortgage – home equity	566	12	0	1,013	7	3
Consumer	86	0	0	47	0	0
Total	$46,702	$623	$351	$54,734	$545	$39

22

	Three months ended			Three months ended
	June 30, 2013			June 30, 2012
		Interest	Interest		Interest	Interest
		income	income		income	income
		recognized	recognized		recognized	recognized
	Average	on an	on a cash	Average	on an	on a cash
(in thousands)	investment	accrual basis	basis	investment	accrual basis	basis
Commercial real estate
Non owner-occupied	$5,136	$11	$0	$7,467	$6	$0
All other CRE	10,670	89	0	8,483	54	0
Acquisition and development
1-4 family residential construction	3,410	18	0	2,282	22	0
All other A&D	19,008	127	303	22,759	102	0
Commercial and industrial	2,838	31	0	4,009	38	0
Residential mortgage
Residential mortgage - term	4,384	14	0	5,151	32	21
Residential mortgage – home equity	575	6	0	979	3	0
Consumer	112	0	0	60	0	0
Total	$46,133	$296	$303	$51,190	$257	$21

In the normal course of business, the Bank modifies loan terms for various reasons. These reasons may include as a retention strategy, remaining competitive in the current interest rate environment, and re-amortizing or extending a loan term to better match the loan’s payment stream with the borrower’s cash flows. A modified loan is considered to be a troubled debt restructuring (“TDR”) when the Bank has determined that the borrower is troubled (i.e. experiencing financial difficulties). The Bank evaluates the probability that the borrower will be in payment default on any of its debt obligations in the foreseeable future without modification. To make this determination, the Bank performs a global financial review of the borrower and loan guarantors to assess their current ability to meet their financial obligations.

When the Bank restructures a loan to a troubled borrower, the loan terms (i.e., interest rate, payment amount, amortization period, and/or maturity date) are modified in such a way as to enable the borrower to cover the modified debt service payments based on current financials and cash flow adequacy. If a borrower’s hardship is thought to be temporary, then modified terms are only offered for that time period. Where possible, the Bank obtains additional collateral and/or secondary payment sources at the time of the restructure in order to put the Bank in the best possible position if the borrower is not able to meet the modified terms. To date, the Bank has not forgiven any principal as a restructuring concession. The Bank will not offer modified terms if it believes that modifying the loan terms will only delay an inevitable permanent default.

All loans designated as TDRs are considered impaired loans and may be in either accruing or non-accruing status. The Corporation’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition. Accordingly, the accrual of interest is discontinued when principal or interest is delinquent for 90 days or more unless the loan is well-secured and in the process of collection. If the loan was accruing at the time of the modification, then it continues to be in accruing status subsequent to the modification. Non-accrual TDRs may return to accruing status when there has been sufficient payment performance for a period of at least six months. Loans may be removed from TDR status in the calendar year following the modification if the interest rate at the time of modification was consistent with the interest rate for a loan with comparable credit risk and the loan has performed according to its modified terms for at least six months.

The volume and type of TDR activity is considered in the assessment of the local economic trends’ qualitative factor used in the determination of the ALL for loans that are evaluated collectively for impairment.

23

The following table presents the volume and recorded investment at the time of modification of TDRs by class and type of modification that occurred during the periods indicated:

	Temporary Rate				Modification of Payment
	Modification		Extension of Maturity		and Other Terms
	Number of	Recorded	Number of	Recorded	Number of	Recorded
(in thousands)	Contracts	Investment	Contracts	Investment	Contracts	Investment
Six months ended June 30, 2013
Commercial real estate
Non owner-occupied	0	$0	2	$268	0	$0
All other CRE	0	0	0	0	0	0
Acquisition and development
1-4 family residential construction	0	0	0	0	0	0
All other A&D	0	0	4	567	0	0
Commercial and industrial	0	0	0	0	0	0
Residential mortgage
Residential mortgage - term	1	172	0	0	0	0
Residential mortgage – home equity	0	0	0	0	0	0
Consumer	0	0	0	0	0	0
Total	1	$172	6	$835	0	$0

	Temporary Rate				Modification of Payment
	Modification		Extension of Maturity		and Other Terms
	Number of	Recorded	Number of	Recorded	Number of	Recorded
(in thousands)	Contracts	Investment	Contracts	Investment	Contracts	Investment
Three months ended June 30, 2013
Commercial real estate
Non owner-occupied	0	$0	0	$0	0	$0
All other CRE	0	0	0	0	0	0
Acquisition and development
1-4 family residential construction	0	0	0	0	0	0
All other A&D	0	0	2	315	0	0
Commercial and industrial	0	0	0	0	0	0
Residential mortgage
Residential mortgage - term	0	0	0	0	0	0
Residential mortgage – home equity	0	0	0	0	0	0
Consumer	0	0	0	0	0	0
Total	0	$0	2	$315	0	$0

During the six months ended June 30, 2013, there were three new TDRs. In addition, four existing TDRs which had reached their original modification maturity were re-modified. An $11,266 reduction of the ALL resulted from the movement of the three new loans being evaluated collectively for impairment to being evaluated individually for impairment. There was no impact to the recorded investment relating to the transfer of these loans. There was one new TDR with a temporary rate modification during the six months ended June 30, 2012 for which there was no impact to the recorded investment and a $4,300 reduction of the ALL resulting from the movement of the loan being evaluated collectively for impairment to being evaluated individually for impairment. During the three and six months ended June 30, 2013, there were two non-performing A&D loans totaling $.4 million that were transferred to OREO due to payment defaults. During the three and six months ended June 30, 2012, there were no receivables modified as troubled debt restructurings within the previous 12 months for which there was a payment default during the periods indicated.

Note 8 – Fair Value of Financial Instruments

The Corporation complies with the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements. The Corporation also follows the guidance on matters relating to all financial instruments found in ASC Subtopic 825-10, Financial Instruments – Overall.

24

Fair value is defined as the price to sell an asset or to transfer a liability in an orderly transaction between willing market participants as of the measurement date. Fair value is best determined by values quoted through active trading markets. Active trading markets are characterized by numerous transactions of similar financial instruments between willing buyers and willing sellers. Because no active trading market exists for various types of financial instruments, many of the fair values disclosed were derived using present value discounted cash flows or other valuation techniques described below. As a result, the Corporation’s ability to actually realize these derived values cannot be assumed.

The Corporation measures fair values based on the fair value hierarchy established in ASC Paragraph 820-10-35-37. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs that may be used to measure fair value under the hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets and liabilities. This level is the most reliable source of valuation.

Level 2: Quoted prices that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability. Level 2 inputs include inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates). It also includes inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs). Several sources are utilized for valuing these assets, including a contracted valuation service, Standard & Poor’s (“S&P”) evaluations and pricing services, and other valuation matrices.

Level 3: Prices or valuation techniques that require inputs that are both significant to the valuation assumptions and not readily observable in the market (i.e. supported with little or no market activity). Level 3 instruments are valued based on the best available data, some of which is internally developed, and consider risk premiums that a market participant would require.

The level established within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The Corporation believes that its valuation techniques are appropriate and consistent with the techniques used by other market participants. However, the use of different methodologies and assumptions could result in a different estimate of fair values at the reporting date. The valuation techniques used by the Corporation to measure, on a recurring and non-recurring basis, the fair value of assets as of June 30, 2013 are discussed in the paragraphs that follow.

Investments – The investment portfolio is classified and accounted for based on the guidance of ASC Topic 320, Investments – Debt and Equity Securities.

The fair value of investments available-for-sale is determined using a market approach. As of June 30, 2013, the U.S. Government agencies, residential and commercial mortgage-backed securities, and municipal bonds segments are classified as Level 2 within the valuation hierarchy. Their fair values were determined based upon market-corroborated inputs and valuation matrices, which were obtained through third party data service providers or securities brokers through which the Corporation has historically transacted both purchases and sales of investment securities.

The CDO segment, which consists of pooled trust preferred securities issued by banks, thrifts and insurance companies, is classified as Level 3 within the valuation hierarchy. At June 30, 2013, the Corporation owned 18 pooled trust preferred securities with an amortized cost of $37.0 million and a fair value of $15.0 million. The market for these securities at June 30, 2013 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which these securities trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive, as few CDOs have been issued since 2007. There are currently very few market participants who are willing to effect transactions in these securities. The market values for these securities or any securities other than those issued or guaranteed by the U.S. Department of the Treasury (the “Treasury”) are depressed relative to historical levels. Therefore, in the current market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general rather than being an indicator of credit problems with a particular issue. Given the conditions in the current debt markets and the absence of observable transactions in the secondary and new issue markets, management has determined that (a) the few observable transactions and market quotations that are available are not reliable for the purpose of obtaining fair value at June 30, 2013, (b) an income valuation approach technique (i.e. present value) that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs will be equally or more representative of fair value than a market approach, and (c) the CDO segment is appropriately classified within Level 3 of the valuation hierarchy because management determined that significant adjustments were required to determine fair value at the measurement date.

25

Management utilizes an independent third party to prepare both the evaluations of OTTI as well as the fair value determinations for its CDO portfolio. Management does not believe that there were any material differences in the OTTI evaluations and pricing between June 30, 2013 and December 31, 2012.

The approach used by the third party to determine fair value involves several steps, including detailed credit and structural evaluation of each piece of collateral in each bond, default, recovery and prepayment/amortization probabilities for each piece of collateral in the bond, and discounted cash flow modeling. The discount rate methodology used by the third party combines a baseline current market yield for comparable corporate and structured credit products with adjustments based on evaluations of the differences found in structure and risks associated with actual and projected credit performance of each CDO being valued. Currently, the only active and liquid trading market that exists is for stand-alone trust preferred securities. Therefore, adjustments to the baseline discount rate are also made to reflect the additional leverage found in structured instruments.

Derivative financial instruments (Cash flow hedge) – The Corporation’s open derivative positions are interest rate swaps that are classified as Level 3 within the valuation hierarchy. Open derivative positions are valued using externally developed pricing models based on observable market inputs provided by a third party and validated by management. The Corporation has considered counterparty credit risk in the valuation of its interest rate swap assets.

Impaired loans – Loans included in the table below are those that are considered impaired with a specific allocation or with a partial charge-off, based upon the guidance of the loan impairment subsection of the Receivables Topic, ASC Section 310-10-35, under which the Corporation has measured impairment generally based on the fair value of the loan’s collateral. Fair value consists of the loan balance less its valuation allowance and is generally determined based on independent third-party appraisals of the collateral or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values based upon the lowest level of input that is significant to the fair value measurements.

Other real estate owned – Other real estate owned included in the table below are considered impaired with specific write-downs. Fair value of other real estate owned is based on independent third-party appraisals of the properties. These values were determined based on the sales prices of similar properties in the approximate geographic area. These assets are included as Level 3 fair values based upon the lowest level of input that is significant to the fair value measurements.

26

For Level 3 assets and liabilities measured at fair value on a recurring and non-recurring basis as of June 30, 2013, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value at June 30, 2013	Valuation Technique	Significant Unobservable Inputs	Significant Unobservable Input Value
Recurring:

Investment Securities – available for sale	$15,030	Discounted Cash Flow	Discount Rate	Swap+17%; Range of Libor+ 6.25% to 18%

Cash Flow Hedge	$(619)	Discounted Cash Flow	Reuters Third Party Market Quote	99.9% (weighted avg 99.9%)

Non-recurring:

Impaired Loans	$14,550	Market Comparable Properties	Marketability Discount	10% (1) (weighted avg 10%)

OREO	$111	Market Comparable Properties	Marketability Discount	10% (1) (weighted avg 10%)

(1) Range would include discounts taken since appraisal and estimated values

For assets measured at fair value on a recurring and non-recurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2013 and December 31, 2012 are as follows:

		Fair Value Measurements at
		June 30, 2013 Using
		(In Thousands)
	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	06/30/2013	(Level 1)	(Level 2)	(Level 3)
Recurring:
Investment securities available-for-sale:
U.S. government agencies	$91,134		$91,134
Residential mortgage-backed agencies	$84,687		$84,687
Commercial mortgage-backed agencies	$35,228		$35,228
Collateralized mortgage obligations	$19,525		$19,525
Obligations of states and political subdivisions	$59,077		$59,077
Collateralized debt obligations	$15,030			$15,030
Financial Derivative	$(619)			$(619)
Non-recurring:
Impaired loans	$14,550			$14,550
Other real estate owned	$111			$111

27

		Fair Value Measurements at
		December 31, 2012 Using
		(In Thousands)
	Assets Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	12/31/2012	(Level 1)	(Level 2)	(Level 3)
Recurring:
Investment securities available-for-sale:
U.S. government agencies	$40,320		$40,320
Residential mortgage-backed agencies	$44,108		$44,108
Commercial mortgage-backed agencies	$37,618		$37,618
Collateralized mortgage obligations	$31,731		$31,731
Obligations of states and political subdivisions	$58,054		$58,054
Collateralized debt obligations	$11,442			$11,442
Financial Derivative	$(849)			$(849)
Non-recurring:
Impaired loans	$13,560			$13,560
Other real estate owned	$3,165			$3,165

There were no transfers of assets between any of the fair value hierarchy for the six months ended June 30, 2013 or June 30, 2012.

28

The following tables show a reconciliation of the beginning and ending balances for fair valued assets measured on a recurring basis using Level 3 significant unobservable inputs for the six- and three-months ended June 30, 2013 and 2012:

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	(In Thousands)
	Investment Securities	Cash Flow
	Available for Sale	Hedge
Beginning balance January 1, 2013	$11,442	$(849)
Total gains/(losses) realized/unrealized:
Included in other comprehensive income	3,588	230
Ending balance June 30, 2013	$15,030	$(619)

The amount of total gains or losses for the period included in earnings attributable to the change in realized/unrealized gains or losses related to assets still held at the reporting date	$0	$0

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	(In Thousands)
	Investment Securities	Cash Flow
	Available for Sale	Hedge
Beginning balance April 1, 2013	$13,798	$(747)
Total gains/(losses) realized/unrealized:
Included in other comprehensive income	1,232	128
Ending balance June 30, 2013	$15,030	$(619)

The amount of total gains or losses for the period included in earnings attributable to the change in realized/unrealized gains or losses related to assets still held at the reporting date	$0	$0

29

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	(In Thousands)
	Investment Securities	Cash Flow
	Available for Sale	Hedge
Beginning balance January 1, 2012	$9,447	$(1,034)
Total gains/(losses) realized/unrealized:
Included in other comprehensive income	(108)	79
Ending balance June 30, 2012	$9,339	$(955)

The amount of total gains or losses for the period included in earnings attributable to the change in realized/unrealized gains or losses related to assets still held at the reporting date	$0	$0

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	(In Thousands)
	Investment Securities	Cash Flow
	Available for Sale	Hedge
Beginning balance April 1, 2012	$9,954	$(988)
Total gains/(losses) realized/unrealized:
Included in other comprehensive income	(615)	33
Ending balance June 30, 2012	$9,339	$(955)

The amount of total gains or losses for the period included in earnings attributable to the change in realized/unrealized gains or losses related to assets still held at the reporting date	$0	$0

Gains and losses (realized and unrealized) included in earnings for the periods above are reported in the Consolidated Statement of Operations in Other Operating Income.

The disclosed fair values may vary significantly between institutions based on the estimates and assumptions used in the various valuation methodologies. The derived fair values are subjective in nature and involve uncertainties and significant judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could significantly impact the derived estimates of fair value. Disclosure of non-financial assets such as buildings as well as certain financial instruments such as leases is not required. Accordingly, the aggregate fair values presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation to estimate its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts as reported in the statement of financial condition for cash and due from banks approximate their fair values.

Interest bearing deposits in banks: The carrying amount of interest bearing deposits approximates their fair values.

30

Securities held to maturity: Investments in debt securities classified as held to maturity are measured subsequently at amortized cost in the statement of financial position. These assets are included as Level 3 fair values based upon the lowest level of input that is significant to the fair value measurements.

Restricted Investment in Bank stock: The carrying value of stock issued by the FHLB of Atlanta, ACBB and CBB approximates fair value based on the redemption provisions of the stock.

Loans (excluding impaired loans with specific loss allowances): For variable-rate loans that re-price frequently or “in one year or less”, and with no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans that do not re-price frequently are estimated using a discounted cash flow calculation that applies current market interest rates being offered on the various loan products.

Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and certain types of money market accounts, etc.) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on the various certificates of deposit to the cash flow stream.

Borrowed funds: The fair value of the Bank’s FHLB borrowings and junior subordinated debt is calculated based on the discounted value of contractual cash flows, using rates currently existing for borrowings with similar remaining maturities. The carrying amounts of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.

Accrued Interest: The carrying amount of accrued interest receivable and payable approximates their fair values.

Off-Balance-Sheet Financial Instruments: In the normal course of business, the Bank makes commitments to extend credit and issues standby letters of credit. The Bank expects most of these commitments to expire without being drawn upon; therefore, the commitment amounts do not necessarily represent future cash requirements. Due to the uncertainty of cash flows and difficulty in the predicting the timing of such cash flows, fair values were not estimated for these instruments.

31

The following tables present fair value information about financial instruments, whether or not recognized in the Consolidated Statement of Financial Condition, for which it is practicable to estimate that value. The actual carrying amounts and estimated fair values of the Corporation’s financial instruments that are included in the Consolidated Statement of Financial Condition are as follows:

	June 30, 2013		Fair Value Measurements
	Carrying	Fair	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Amount	Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Cash and due from banks	$28,160	$28,160	$28,160
Interest bearing deposits in banks	13,909	13,909	13,909
Investment securities – AFS	304,681	304,681		$289,651	$15,030
Investment securities – HTM	3,900	3,913			3,913
Restricted Bank stock	7,853	7,853		7,853
Loans, net	826,328	831,579			831,579
Accrued interest receivable	4,496	4,496		4,496

Financial Liabilities:
Deposits – non-maturity	611,914	611,914		611,914
Deposits – time deposits	360,745	368,674		368,674
Short-term borrowed funds	50,954	50,954		50,954
Long-term borrowed funds	182,704	189,834		189,834
Accrued interest payable	6,439	6,439		6,439
Financial derivative	619	619			619
Off balance sheet financial instruments	0	0	0

32

	December 31, 2012		Fair Value Measurements
	Carrying	Fair	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in thousands)	Amount	Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Cash and due from banks	$71,290	$71,290	$71,290
Interest bearing deposits in banks	11,778	11,778	11,778
Investment securities - AFS	223,273	223,273		$211,831	$11,442
Investment securities - HTM	4,040	4,347			4,347
Restricted Bank stock	8,349	8,349		8,349
Loans, net	858,782	865,405			865,405
Accrued interest receivable	4,494	4,494		4,494

Financial Liabilities:
Deposits- non-maturity	593,224	593,224		593,224
Deposits- time deposits	383,660	392,155		392,155
Short-term borrowed funds	39,257	39,257		39,257
Long-term borrowed funds	182,735	190,531		190,531
Accrued interest payable	5,415	5,415		5,415
Financial derivative	849	849			849
Off balance sheet financial instruments	0	0	0

Loans are measured using a discounted cash flow method. The significant unobservable inputs used in the Level 3 fair value measurements of the Corporation’s loans included in the tables above are calculated based on the Corporation’s internal new volume rate.

33

Note 9 – Accumulated Other Comprehensive Loss

The following table presents the changes in each component of accumulated other comprehensive loss for the 12 months ended December 31, 2012 the three months ended March 31, 2013 and the three months ended June 30, 2013:

	Investment	Investment
	securities-	securities-	Cash Flow	Pension
(in thousands)	with OTTI	all other	Hedge	Plan	SERP	Total
Accumulated OCL, net:
Balance - January 1, 2012	$(10,572)	$(2,633)	$(616)	$(6,945)	$(196)	$(20,962)
Net gain/(loss) during period	536	(333)	109	(1,317)	144	(861)
Balance - December 31, 2012	$(10,036)	$(2,966)	$(507)	$(8,262)	$(52)	$(21,823)
Other comprehensive income/(loss) before reclassifications	1,070	(116)	60	639	0	1,653
Amounts reclassified from accumulated other comprehensive income	(75)	(149)	0	76	4	(144)
Balance – March 31, 2013	$(9,041)	$(3,231)	$(447)	$(7,547)	$(48)	$(20,314)
Other comprehensive income/(loss) before reclassifications	497	(5,477)	78	(700)	0	(5,602)
Amounts reclassified from accumulated other comprehensive income	(84)	13	0	76	3	8
Balance – June 30, 2013	$(8,628)	$(8,695)	$(369)	$(8,171)	$(45)	$(25,908)

34

The following table presents the components of comprehensive income for the six- and three- months ended June 30, 2013 and 2012:

Components of Comprehensive Income (in thousands)	Before Tax Amount	Tax (Expense) Benefit	Net
For the six months ended June 30, 2013
Available for sale (AFS) securities with OTTI:
Unrealized holding gains	$2,618	$(1,051)	$1,567
Less: accretable yield recognized in income	265	(106)	159
Net unrealized gains on investments with OTTI	2,353	(945)	1,408

Available for sale securities – all other:
Unrealized holding losses	(9,348)	3,755	(5,593)
Less: gains recognized in income	227	(91)	136
Net unrealized losses on all other AFS securities	(9,575)	3,846	(5,729)

Cash flow hedges:
Unrealized holding gains	230	(92)	138

Pension Plan:
Unrealized net actuarial loss	(100)	39	(61)
Less: amortization of unrecognized loss	(266)	106	(160)
Less: amortization of transition asset	20	(8)	12
Less: amortization of prior service costs	(6)	2	(4)
Net pension plan liability adjustment	152	(61)	91

SERP:
Unrealized net actuarial loss	0	0	0
Less: amortization of unrecognized loss	(2)	1	(1)
Less: amortization of prior service costs	(10)	4	(6)
Net SERP liability adjustment	12	(5)	7
Other comprehensive loss	$(6,828)	$2,743	$(4,085)

For the six months ended June 30, 2012
Available for sale (AFS) securities with OTTI:
Unrealized holding gains	$181	$(73)	$108
Less: accretable yield recognized in income	224	(90)	134
Net unrealized gains on investments with OTTI	(43)	17	(26)

Available for sale securities – all other:
Unrealized holding gains	975	(393)	582
Less: gains recognized in income	599	(242)	357
Net unrealized gains on all other AFS securities	376	(151)	225

Cash flow hedges:
Unrealized holding gains	79	(32)	47

Other comprehensive income	$412	$(166)	$246

35

Components of Comprehensive Income (in thousands)	Before Tax Amount	Tax (Expense) Benefit	Net
For the three months ended June 30, 2013
Available for sale (AFS) securities with OTTI:
Unrealized holding gains	$830	$(333)	$497
Less: accretable yield recognized in income	139	(55)	84
Net unrealized gains on investments with OTTI	691	(278)	413

Available for sale securities – all other:
Unrealized holding losses	(9,154)	3,677	(5,477)
Less: gains recognized in income	(23)	10	(13)
Net unrealized losses on all other AFS securities	(9,131)	3,667	(5,464)

Cash flow hedges:
Unrealized holding gains	129	(51)	78

Pension Plan:
Unrealized net actuarial loss	(1,169)	469	(700)
Less: amortization of unrecognized loss	(133)	53	(80)
Less: amortization of transition asset	10	(4)	6
Less: amortization of prior service costs	(3)	1	(2)
Net pension plan liability adjustment	(1,043)	419	(624)

SERP:
Unrealized net actuarial loss	0	0	0
Less: amortization of unrecognized loss	(1)	0	(1)
Less: amortization of prior service costs	(5)	3	(2)
Net SERP liability adjustment	6	(3)	3
Other comprehensive loss	$(9,348)	$3,754	$(5,594)

For the three months ended June 30, 2012
Available for sale (AFS) securities with OTTI:
Unrealized holding gains	$(259)	$105	$(154)
Less: accretable yield recognized in income	112	(45)	67
Net unrealized losses on investments with OTTI	(371)	150	(221)

Available for sale securities – all other:
Unrealized holding gains	582	(236)	346
Less: gains recognized in income	0	0	0
Net unrealized gains on all other AFS securities	582	(236)	346

Cash flow hedges:
Unrealized holding gains	33	(13)	20

Other comprehensive income	$244	$(99)	$145

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The following table presents the details of accumulated other comprehensive income components for the three- and six-month periods ended June 30, 2013:

	Amount Reclassified from Accumulated Other Comprehensive Income
Details of Accumulated Other Comprehensive Income Components (in thousands)	For the six months ended June 30, 2013	For the three months ended June 30, 2013	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on investment securities with OTTI:
Accretable Yield	$264	$139	Interest income on taxable investment securities
Taxes	(105)	(55)	Tax expense
	$159	$84	Net of tax
Unrealized gains and losses on available for sale investment securities - all others:
Gains/(losses) on sales	$227	$(23)	Net gains - other
Taxes	(91)	10	(Tax expense)/benefit
	$136	$(13)	Net of tax

Net pension plan liability adjustment:
Amortization of unrecognized loss	(266)	(133)	Salaries and employee benefits
Amortization of transition asset	20	10	Salaries and employee benefits
Amortization of prior service costs	(6)	(3)	Salaries and employee benefits
Taxes	100	50	Tax benefit
	$(152)	$(76)
Net SERP liability adjustment:
Amortization of unrecognized loss	(2)	(1)	Salaries and employee benefits
Amortization of prior service costs	(10)	(5)	Salaries and employee benefits
Taxes	5	3	Tax benefit
	$(7)	$(3)

Total reclassifications for the period	$136	$(8)	Net of tax

Note 10 – Junior Subordinated Debentures and Restrictions on Dividends

First United Corporation is the parent company to three statutory trust subsidiaries - First United Statutory Trust I and First United Statutory Trust II, both of which are Connecticut statutory trusts (“Trust I” and “Trust II”, respectively), and First United Statutory Trust III, a Delaware statutory trust (“Trust III” and, together with Trust I and Trust II, the “Trusts”). The Trusts were formed for the purposes of selling preferred securities to investors and using the proceeds to purchase junior subordinated debentures from First United Corporation (“TPS Debentures”) that would qualify as regulatory capital.

In March 2004, Trust I and Trust II issued preferred securities with an aggregate liquidation amount of $30.0 million to third-party investors and issued common equity with an aggregate liquidation amount of $.9 million to First United Corporation. Trust I and Trust II used the proceeds of these offerings to purchase an equal amount of TPS Debentures, as follows:

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$20.6 million—floating rate payable quarterly based on three-month LIBOR plus 275 basis points (3.02% at June 30, 2013), maturing in 2034, became redeemable five years after issuance at First United Corporation’s option.

$10.3 million—floating rate payable quarterly based on three-month LIBOR plus 275 basis points (3.02% at June 30, 2013) maturing in 2034, became redeemable five years after issuance at First United Corporation’s option.

In December 2004, First United Corporation issued $5.0 million of junior subordinated debentures to third-party investors that were not tied to preferred securities. The debentures had a fixed rate of 5.88% for the first five years, payable quarterly, and converted to a floating rate in March 2010 based on the three month LIBOR plus 185 basis points (2.12% at June 30, 2013). The debentures mature in 2015, but became redeemable five years after issuance at First United Corporation’s option.

In December 2009, Trust III issued 9.875% fixed-rate preferred securities with an aggregate liquidation amount of approximately $7.0 million to private investors and issued common securities to First United Corporation with an aggregate liquidation amount of approximately $.2 million. Trust III used the proceeds of the offering to purchase approximately $7.2 million of 9.875% fixed-rate TPS Debentures. Interest on these TPS Debentures are payable quarterly, and the TPS Debentures mature in 2040 but are redeemable five years after issuance at First United Corporation’s option.

In January 2010, Trust III issued an additional $3.5 million of 9.875% fixed-rate preferred securities to private investors and issued common securities to First United Corporation with an aggregate liquidation amount of $.1 million. Trust III used the proceeds of the offering to purchase $3.6 million of 9.875% fixed-rate TPS Debentures. Interest on these TPS Debentures is payable quarterly, and the TPS Debentures mature in 2040 but are redeemable five years after issuance at First United Corporation’s option.

The TPS Debentures issued to each of the Trusts represent the sole assets of that Trust, and payments of the TPS Debentures by First United Corporation are the only sources of cash flow for the Trust. First United Corporation has the right, without triggering a default, to defer interest on all of the TPS Debentures for up to 20 quarterly periods, in which case distributions on the preferred securities will also be deferred. Should this occur, the Corporation may not pay dividends or distributions on, or repurchase, redeem or acquire any shares of its capital stock.

At the request of the Federal Reserve Bank of Richmond (the “Reserve Bank”), First United Corporation elected to defer quarterly interest payments under its TPS Debentures beginning with the payments that were due in March 2011. As of June 30, 2013, this deferral election remained in effect. Cumulative deferred interest on all TPS Debentures was approximately $5.5 million, which must be paid in full when First United Corporation terminates the deferral of interest payments. Management cannot predict when the deferral will be terminated. First United Corporation’s ability to resume quarterly interest payments will depend primarily on our earnings in future periods.

Interest payments on the $5.0 million junior subordinated debentures that were issued outside of trust preferred securities offerings cannot be, and have not been, deferred.

The terms of First United Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) call for the payment, if declared by the Board of Directors of First United Corporation, of cash dividends on February 15th, May 15th, August 15th and November 15th of each year. On November 15, 2010, at the request of the Reserve Bank, the Board of Directors of First United Corporation voted to suspend quarterly cash dividends on the Series A Preferred Stock beginning with the dividend payment due November 15, 2010. Dividends of $.4 million per dividend period continue to accrue, and First United Corporation will be required to pay all accrued and unpaid dividends if and when the Board of Directors declares the next quarterly cash dividend. Cumulative deferred dividends on the Series A Preferred Stock was approximately $4.4 million as of June 30, 2013. Management cannot predict whether or when First United Corporation will resume the payment of quarterly dividends on the Series A Preferred Stock. First United Corporation’s ability to pay cash dividends in the future will depend primarily on our earnings in future periods.

In December 2010, in connection with the above-mentioned deferral of dividends on the Series A Preferred Stock, the Board of Directors of First United Corporation voted to suspend the payment of quarterly cash dividends on the common stock starting in 2011.

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Note 11 – Borrowed Funds

The following is a summary of short-term borrowings with original maturities of less than one year:

(Dollars in thousands)	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Securities sold under agreements to repurchase:
Outstanding at end of period	$50,954	$39,257
Weighted average interest rate at end of period	0.15%	0.34%
Maximum amount outstanding as of any month end	$54,054	$52,367
Average amount outstanding	$44,012	$38,812
Approximate weighted average rate during the period	0.15%	0.34%

At June 30, 2013, the repurchase agreements were secured by $64.9 million in available-for-sale investment securities.

The following is a summary of long-term borrowings with original maturities exceeding one year:

	June 30,	December 31,
(In thousands)	2013	2012
FHLB advances, bearing fixed interest at rates ranging from 1.00% to 3.69% at June 30, 2013	$135,974	$136,005
Junior subordinated debt, bearing variable interest rates ranging from 2.12% to 3.02% at June 30, 2013	35,929	35,929
Junior subordinated debt, bearing fixed interest rate of 9.88% at June 30, 2013	10,801	10,801
Total long-term debt	$182,704	$182,735

At June 30, 2013, the long-term FHLB advances were secured by $151.2 million in loans and $ 2.0 million in investment securities.

The contractual maturities of all long-term borrowings are as follows:

	June 30, 2013			December 31, 2012
	Fixed	Floating
(In thousands)	Rate	Rate	Total	Total
Due in 2013	$0	$0	$0	$0
Due in 2014	0	0	0	0
Due in 2015	30,000	5,000	35,000	35,000
Due in 2016	0	0	0	0
Due in 2017	0	0	0	0
Due in 2018	70,000	0	70,000	70,000
Thereafter	46,775	30,929	77,704	77,735
Total long-term debt	$146,775	$35,929	$182,704	$182,735

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Note 12 - Pension and SERP Plans

The following table presents the components of the net periodic pension plan cost for First United Corporation’s Defined Benefit Pension Plan (the “Pension Plan”) and the Bank’s Supplemental Executive Retirement Plan (“SERP”) for the periods indicated:

Pension	For the six months ended		For the three months ended
	June 30,		June 30,
(In thousands)	2013	2012	2013	2012
Service cost	$114	$0	$57	$0
Interest cost	635	691	305	340
Expected return on assets	(1,188)	(1,107)	(594)	(554)
Amortization of transition asset	(20)	(20)	(10)	(10)
Recognized net actuarial loss	266	190	133	90
Amortization of prior service cost	6	6	3	3
Net pension credit included in employee benefits	$(187)	$(240)	$(106)	$(131)

SERP	For the six months ended		For the three months ended
	June 30,		June 30,
(In thousands)	2013	2012	2013	2012
Service cost	$60	$60	$30	$30
Interest cost	128	126	64	63
Amortization of recognized loss	2	6	1	3
Amortization of prior service cost	10	62	5	31
Net SERP expense included in employee benefits	$200	$254	$100	$127

Effective April 30, 2010, the Pension Plan was amended, resulting in a “soft freeze”. The effects of the amendment were to prohibit new entrants into the plan and to cease crediting additional years of service after that date. Effective January 1, 2013, the plan was amended to unfreeze the plan for those employees for whom the sum of (a) their ages, at their closest birthday, plus (b) years of service for vesting purposes equal 80 or greater. The “soft freeze” continues to apply to all other plan participants. Pension benefits for these participants will be managed through discretionary contributions to the 401(k) Profit Sharing Plan. The Corporation anticipates that the plan changes will have a minimal impact on the consolidated financial statements.

The Corporation will assess the need for future annual contributions to the pension plan based upon its funded status and an evaluation of the future benefits to be provided thereunder. The Corporation expects to fund the annual projected benefit payments for the SERP from operations.

Note 13 - Equity Compensation Plan Information

At the 2007 Annual Meeting of Shareholders, First United Corporation’s shareholders approved the First United Corporation Omnibus Equity Compensation Plan (the “Omnibus Plan”), which authorizes the issuance of up to 185,000 shares of common stock pursuant to the grant of stock options, stock appreciation rights, stock awards, stock units, performance units, dividend equivalents, and other stock-based awards to employees or directors.

On June 18, 2008, the Board of Directors of First United Corporation adopted a Long-Term Incentive Program (the “LTIP”). This program was adopted as a sub-plan of the Omnibus Plan to reward participants for increasing shareholder value, align executive interests with those of shareholders, and serve as a retention tool for key executives. Under the LTIP, participants are granted shares of restricted common stock of First United Corporation. The amount of an award is based on a specified percentage of the participant’s salary as of the date of grant. These shares will vest if the Corporation meets or exceeds certain performance thresholds. There were no grants of restricted stock outstanding at June 30, 2013.

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The Corporation complies with the provisions of ASC Topic 718, Compensation-Stock Compensation, in measuring and disclosing stock compensation cost. The measurement objective in ASC Paragraph 718-10-30-6 requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost is recognized in expense over the period in which an employee is required to provide service in exchange for the award (the vesting period). The performance-related shares granted in connection with the LTIP are expensed ratably from the date that the likelihood of meeting the performance measures is probable through the end of a three year vesting period.

The American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) imposes restrictions on the type and timing of bonuses and incentive compensation that may be accrued for or paid to certain employees of institutions like First United Corporation that participated in Treasury’s Capital Purchase Program. The Recovery Act generally limits bonuses and incentive compensation to grants of long-term restricted stock that, among other requirements, cannot fully vest until the Capital Purchase Program assistance is repaid.

Stock-based awards were made to non-employee directors in May 2013 pursuant to First United Corporation’s director compensation policy. Five thousand dollars of each director’s annual retainer is paid in shares of stock, with the remainder paid in cash. Beginning in 2011, each non-employee director was given the option to receive the remainder of his or her retainer, or any portion thereof, in shares of stock. A total of 11,304 fully-vested shares of common stock were issued to directors in 2013, which had a fair market value of $7.96 per share. Director stock compensation expense was $43,311 for the six months ended June 30, 2013 and $31,217 for the six months ended June 30, 2012. Stock compensation expense was $21,660 and $18,420 for the three months ended June 30, 2013 and 2012, respectively.

Note 14 – Letters of Credit and Off Balance Sheet Liabilities

The Corporation does not issue any guarantees that would require liability recognition or disclosure other than the standby letters of credit issued by the Bank.  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Generally, the Bank’s letters of credit are issued with expiration dates within one year.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Bank generally holds collateral and/or personal guarantees supporting these commitments.  The Bank had $1.2 million of outstanding standby letters of credit at June 30, 2013 and $1.3 million as of December 31, 2012. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payment required by the letters of credit.  Management does not believe that the amount of the liability associated with guarantees under standby letters of credit outstanding at June 30, 2013 and December 31, 2012 is material.

Note 15 – Derivative Financial Instruments

As a part of managing interest rate risk, the Bank entered into interest rate swap agreements to modify the re-pricing characteristics of certain interest-bearing liabilities. The Corporation has designated these interest rate swap agreements as cash flow hedges under the guidance of ASC Subtopic 815-30, Derivatives and Hedging – Cash Flow Hedges. Cash flow hedges have the effective portion of changes in the fair value of the derivative, net of taxes, recorded in net accumulated other comprehensive income.

In July 2009, the Corporation entered into three interest rate swap contracts totaling $20.0 million notional amount, hedging future cash flows associated with floating rate trust preferred debt. As of June 30, 2013, swap contracts totaling $15.0 million notional amount remained, as the three-year $5.0 million contract matured on June 15, 2012. The five-year $10 million contract matures June 17, 2014 and the seven-year $5 million contract matures June 17, 2016. The fair value of the interest rate swap contracts was ($619) thousand at June 30, 2013 and ($849) thousand at December 31, 2012 and was reported in Other Liabilities on the Consolidated Statement of Financial Condition. Cash in the amount of $1.4 million was posted as collateral as of June 30, 2013.

For the six months ended June 30, 2013, the Corporation recorded an increase in the value of the derivatives of $230 thousand and the related deferred tax benefit of $92 thousand in net accumulated other comprehensive loss to reflect the effective portion of cash flow hedges. ASC Subtopic 815-30 requires this amount to be reclassified to earnings if the hedge becomes ineffective or is terminated. There was no hedge ineffectiveness recorded for the six months ending June 30, 2013. The Corporation does not expect any losses relating to these hedges to be reclassified into earnings within the next 12 months.

Interest rate swap agreements are entered into with counterparties that meet established credit standards and the Corporation believes that the credit risk inherent in these contracts is not significant as of June 30, 2013.

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The table below discloses the impact of derivative financial instruments on the Corporation’s Consolidated Financial Statements for the six- and three- months ended June 30, 2013 and 2012.

			Amount of gain or
			(loss) recognized in
Derivative in Cash Flow Hedging		Amount of gain or	income on derivative
Relationships	Amount of gain	(loss) reclassified from	(ineffective portion
	recognized in OCI	accumulated OCI into	and amount excluded
	on derivative	income	from effectiveness
(In thousands)	(effective portion)	(effective portion) (a)	testing) (b)
Interest rate contracts:
Six months ended:
June 30, 2013	$138	$0	$0
June 30, 2012	47	0	0
Three months ended:
June 30, 2013	$78	$0	$0
June 30, 2012	20	0	0

Notes:

(a)	Reported as interest expense
(b)	Reported as other income

Note 16 – Variable Interest Entities (VIE)

As noted in Note 10, First United Corporation created the Trusts for the purposes of raising regulatory capital through the sale of mandatorily redeemable preferred capital securities to third party investors and common equity interests to First United Corporation. The Trusts are considered Variable Interest Entities (“VIEs”), but are not consolidated because First United Corporation is not the primary beneficiary of the Trusts. At March 31, 2013, the Corporation reported all of the $41.7 million of TPS Debentures issued in connection with these offerings as long-term borrowings (along with the $5.0 million of stand-alone junior subordinated debentures), and it reported its $1.3 million equity interest in the Trusts as “Other Assets”.

In November 2009, the Bank became a 99.99% limited partner in Liberty Mews Limited Partnership (the “Partnership”), a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Partnership was financed with a total of $10.6 million of funding, including a $6.1 million equity contribution from the Bank as the limited partner. The Partnership used the proceeds from these sources to purchase the land and construct a 36-unit low income housing rental complex at a total cost of $10.6 million. The total assets of the Partnership were approximately $9.9 million at June 30, 2013 and $10.0 million at December 31, 2012.

As of December 31, 2011, the Bank had made contributions to the Partnership totaling $6.1 million. The project was completed in June 2011, and the Bank is entitled to $8.4 million in federal investment tax credits over a 10-year period as long as certain qualifying hurdles are maintained. The Bank will also receive the benefit of tax operating losses from the Partnership to the extent of its capital contribution. The investment in the Partnership assists the Bank in achieving its community reinvestment initiatives.

Because the Partnership is considered to be a VIE, management performed an analysis to determine whether its involvement with the Partnership would lead it to determine that it must consolidate the Partnership. In performing its analysis, management evaluated the risks creating the variability in the Partnership and identified which activities most significantly impact the VIE’s economic performance. Finally, it examined each of the variable interest holders to determine which, if any, of the holders was the primary beneficiary based on their power to direct the most significant activities and their obligation to absorb potentially significant losses of the Partnership.

The Bank, as a limited partner, generally has no voting rights. The Bank is not in any way involved in the daily management of the Partnership and has no other rights that provide it with the power to direct the activities that most significantly impact the Partnership’s economic performance, which are to develop and operate the housing project in such a manner that complies with specific tax credit guidelines. As a limited partner, there is no recourse to the Bank by the creditors of the Partnership. The tax credits that result from the Bank’s investment in the Partnership are generally subject to recapture should the partnership fail to comply with the applicable government regulations. The Bank has not provided any financial or other support to the Partnership beyond its required capital contributions and does not anticipate providing such support in the future. Management currently believes that no material losses are probable as a result of the Bank’s investment in the Partnership.

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On the basis of management’s analysis, the general partner is deemed to be the primary beneficiary of the Partnership. Because the Bank is not the primary beneficiary, the Partnership has not been included in the Corporation’s consolidated financial statements.

At June 30, 2013 and December 31, 2012, the Corporation included its total investment in the Partnership in “Other Assets” in its Consolidated Statement of Financial Condition. As of June 30, 2013, the Corporation’s commitment in the Partnership was fully funded. The following table presents details of the Bank’s involvement with the Partnership at the dates indicated:

	June 30,	December 31,
(In thousands)	2013	2012
Investment in LIHTC Partnership
Carrying amount on Balance Sheet of:
Investment (Other Assets)	$5,239	$5,498
Maximum exposure to loss	5,239	5,498

Note 17 – Assets and Liabilities Subject to Enforceable Master Netting Arrangements

Interest Rate Swap Agreements (“Swap Agreements”)

The Corporation has entered into interest rate swap agreements to modify the re-pricing characteristics of certain interest-bearing liabilities as a part of managing interest rate risk. The swap agreements have been designated as cash flow hedges, and accordingly, the fair value of the interest rate swap contracts is reported in Other Liabilities on the Consolidated Statement of Financial Condition. The swap agreements were entered into with a third party financial institution. The Corporation is party to master netting arrangements with its financial institution counterparty; however the Corporation does not offset assets and liabilities under these arrangements for financial statement presentation purposes. The master netting arrangements provide for a single net settlement of all swap agreements, as well as collateral, in the event of default on, or termination of, any one contract. Collateral, in the form of cash, is posted by the Corporation as the counterparty with net liability positions in accordance with contract thresholds. See Note 15 to the Consolidated Financial Statements for more information.

Securities Sold Under Agreements to Repurchase (“Repurchase Agreements”)

The Bank enters into agreements under which it sells interests in U.S. Securities to certain customers subject to an obligation to repurchase, and on the part of the customers to resell, such interests. Under these arrangements, the Bank may transfer legal control over the assets but still retain effective control through an agreement that both entitles and obligates the Bank to repurchase the assets. As a result, these repurchase agreements are accounted for as collateralized financing arrangements (i.e. secured borrowings) and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability in the consolidated statement of condition, while the securities underlying the repurchase agreements remain in the respective investment securities asset accounts. There is no offsetting or netting of the investment securities assets with the repurchase agreement liabilities. In addition, as the Bank does not enter into reverse repurchase agreements, there is no such offsetting to be done with the repurchase agreements. The right of setoff for a repurchase agreement resembles a secured borrowing, whereby the collateral would be used to settle the fair value of the repurchase agreement should the Bank be in default (i.e. fails to repurchase the U.S. Securities on the maturity date of the agreement). The investment security collateral is held by a third party financial institution in the counterparty’s custodial account.

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The following table presents the liabilities subject to an enforceable master netting arrangement or repurchase agreements as of June 30, 2013 and December 31, 2012.

				Gross Amounts Not Offset in the Statement of Condition
(In thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Statement of Condition	Net Amounts of Liabilities Presented in the Statement of Condition	Financial Instruments	Cash Collateral Pledged	Net Amount
June 30, 2013
Interest Rate Swap Agreements	$619	$0	$619	$(619)	$0	$0

Repurchase Agreements	$50,954	$0	$50,954	$(50,954)	$0	$0
December 31, 2012
Interest Rate Swap Agreements	$849	$0	$849	$(849)	$0	$0

Repurchase Agreements	$39,257	$0	$39,257	$(39,257)	$0	$0

Note 18 – Adoption of New Accounting Standards and Effects of New Accounting Pronouncements

In December 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-11, “Disclosures About Offsetting Assets and Liabilities” The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial condition as well as instruments and transactions subject to an agreement similar to a master netting arrangement. ASU No. 2011-11 also requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. In January 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The provisions of ASU No. 2013-01 limit the scope of the new balance sheet offsetting disclosures to the following financial instruments, to the extent they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in the statement of financial condition: (a) derivative financial instruments; (b) repurchase agreements and reverse repurchase agreements; and (c) securities borrowing and securities lending transactions. The Corporation adopted the provisions of ASU No. 2011-11 and ASU No. 2013-01 effective January 1, 2013. As the provisions of ASU No. 2011-11 and ASU No. 2013-01 only impacted the disclosure requirements related to the offsetting of assets and liabilities and information about instruments and transactions eligible for offset in the statement of financial condition, the adoption had no impact on the Corporations’ consolidated statements of income and condition. See Note 17 to the Consolidated Financial Statements for the disclosures required by ASU No. 2011-11 and ASU No. 2013-01.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” to improve the transparency of reporting these reclassifications. ASU No. 2013-02 does not amend any existing requirements for reporting net income or other comprehensive income in the financial statements. ASU No. 2013-02 requires an entity to disaggregate the total change of each component of other comprehensive income and separately present reclassification adjustments and current period other comprehensive income. The provisions of ASU No. 2013-02 also require that entities present in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line item affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, entities would instead cross-reference to the related note to the financial statements for additional information. The Corporation adopted the provisions of ASU No. 2013-02 effective January 1, 2013. As the Corporation provided these required disclosures in the notes to the Consolidated Financial Statements, the adoption of ASU No. 2013-02 had no impact on the Corporation’s consolidated statements of income and condition. See Note 9 to the Consolidated Financial Statements for the disclosures required by ASU No. 2013-02.

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In July 2013, the FASB issued ASU 2013-11 Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which provides guidance on financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. The ASU is intended to eliminate diversity in practice resulting from a lack of guidance on this topic in current GAAP. Under the ASU, an entity generally must present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, in the financial statements as a reduction to a deferred tax asset for an NOL carryforward, a similar tax loss, or a tax credit carryforward. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this ASU will not have a material impact on the Company’s financial condition and results of operation

Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION

The following discussion and analysis is intended as a review of material changes in and significant factors affecting the financial condition and results of operations of the First United Corporation and its consolidated subsidiaries for the periods indicated. This discussion and analysis should be read in conjunction with the unaudited consolidated financial statements and the notes thereto contained in Item 1 of Part I of this report. Unless the context clearly suggests otherwise, references in this report to “us”, “we”, “our”, and “the Corporation” are to First United Corporation and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers of this report should be aware of the speculative nature of “forward-looking statements.” Statements that are not historical in nature, including those that include the words “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend”, and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which we operate, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, deposit flow, the cost of funds, and demand for loan products and financial services; changes in our competitive position or competitive actions by other companies; changes in the quality or composition of our loan and investment portfolios; our ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or if substantially realized, will have the expected consequences on our business or operations. These and other risks are discussed in detail in the periodic reports that First United Corporation files with the Securities and Exchange Commission (the “SEC”) (see Item 1A of Part II of this report for further information). Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements we make to reflect new information, future events or otherwise.

FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered under the federal Bank Holding Company Act of 1956, as amended. First United Corporation’s primary business is serving as the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II”), both Connecticut statutory business trusts, and First United Statutory Trust III, a Delaware statutory business trust (“Trust III” and together with Trust I and Trust II, the “Trusts”). The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. First United Corporation is also the parent company of First United Insurance Group, LLC, a Maryland limited liability company (the “Insurance Agency”) that, through the close of business on December 31, 2011, operated as a full service insurance agency. Effective on January 1, 2012, the Insurance Agency sold substantially all of its assets, net of cash, to a third-party and is no longer an active subsidiary. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013, the Bank also owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest, but this entity was dissolved on such date. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.

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At June 30, 2013, the Corporation had total assets of approximately $1.3 billion, net loans of $826.3 million, and deposits of approximately $972.7 million. Shareholders’ equity at June 30, 2013 was approximately $97.8 million.

The Corporation maintains an Internet site at www.mybank4.com on which it makes available, free of charge, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing as soon as reasonably practicable after these reports are electronically filed with, or furnished to, the SEC.

ESTIMATES AND CRITICAL ACCOUNTING POLICIES

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. (See Note 1 of the Notes to Consolidated Financial Statements included in Item 8 of Part II of First United Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012). On an on-going basis, management evaluates estimates, including those related to loan losses and intangible assets, other-than-temporary impairment (“OTTI”) of investment securities, income taxes, fair value of investments and pension plan assumptions. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the consolidated financial statements.

Allowance for Loan Losses

One of our most important accounting policies is that related to the monitoring of the loan portfolio. A variety of estimates impact the carrying value of the loan portfolio, including the calculation of the allowance for loan losses (the “ALL”), the valuation of underlying collateral, the timing of loan charge-offs and the placement of loans on non-accrual status. The ALL is established and maintained at a level that management believes is adequate to cover losses resulting from the inability of borrowers to make required payment on loans. Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current and historical trends in delinquencies and charge-offs, and changes in the size and composition of the loan portfolio. The analysis also requires consideration of the economic climate and direction, changes in lending rates, political conditions, legislation impacting the banking industry and economic conditions specific to Western Maryland and Northeastern West Virginia. Because the calculation of the ALL relies on management’s estimates and judgments relating to inherently uncertain events, actual results may differ from management’s estimates.

Goodwill and Other Intangible Assets

Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 350, Intangibles - Goodwill and Other, establishes standards for the amortization of acquired intangible assets and impairment assessment of goodwill.  The $11 million in recorded goodwill is primarily related to the acquisition of Huntington National Bank branches that occurred in 2003 and is not subject to periodic amortization.

Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment testing requires that the fair value of each of the Corporation’s reporting units be compared to the carrying amount of its net assets, including goodwill.  If the estimated current fair value of the reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. Otherwise, additional testing is performed, and to the extent such additional testing results in a conclusion that the carrying value of goodwill exceeds its implied fair value, an impairment loss is recognized.

Our goodwill relates to value inherent in the banking business, and that value is dependent upon our ability to provide quality, cost effective services in a highly competitive local market.  This ability relies upon continuing investments in processing systems, the development of value-added service features and the ease of use of our services.  As such, goodwill value is ultimately supported by revenue that is driven by the volume of business transacted.  A decline in earnings as a result of a lack of growth or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill, which could adversely impact earnings in future periods.  ASC Topic 350 requires an annual evaluation of goodwill for impairment.  The determination of whether or not these assets are impaired involves significant judgments and estimates.

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Accounting for Income Taxes

First United Corporation accounts for income taxes in accordance with ASC Topic 740, “Income Taxes”. Under this guidance, deferred taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that will apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

Management regularly reviews the carrying amount of its net deferred tax assets to determine if the establishment of a valuation allowance is necessary. If based on the available evidence, it is more likely than not that all or a portion of the Company’s net deferred tax assets will not be realized in future periods, a deferred tax valuation allowance would be established. Consideration is given to various positive and negative factors that could affect the realization of the deferred tax assets. In evaluating this available evidence, management considers, among other things, historical performance, expectations of future earnings, the ability to carry back losses to recoup taxes previously paid, length of statutory carry forward periods, experience with utilization of operating loss and tax credit carry forwards not expiring, tax planning strategies and timing of reversals of temporary differences. Significant judgment is required in assessing future earnings trends and the timing of reversals of temporary differences. The Corporation’s evaluation is based on current tax laws as well as management’s expectations of future performance.

Management expects that First United Corporation’s adherence to the required accounting guidance may result in increased volatility in quarterly and annual effective income tax rates because of changes in judgment or measurement including changes in actual and forecasted income before taxes, tax laws and regulations, and tax planning strategies.

Other-Than-Temporary Impairment of Investment Securities

Management systematically evaluates securities for impairment on a quarterly basis. Based upon application of accounting guidance for subsequent measurement in ASC Topic 320 (Section 320-10-35), management assesses whether (a) the Corporation has the intent to sell a security being evaluated and (b) it is more likely than not that the Corporation will be required to sell the security prior to its anticipated recovery. If neither applies, then declines in the fair values of securities below their cost that are considered other-than-temporary declines are split into two components. The first is the loss attributable to declining credit quality. Credit losses are recognized in earnings as realized losses in the period in which the impairment determination is made. The second component consists of all other losses, which are recognized in other comprehensive loss. In estimating OTTI losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) adverse conditions specifically related to the security, an industry, or a geographic area, (3) the historic and implied volatility of the fair value of the security, (4) changes in the rating of the security by a rating agency, (5) recoveries or additional declines in fair value subsequent to the balance sheet date, (6) failure of the issuer of the security to make scheduled interest or principal payments, and (7) the payment structure of the debt security and the likelihood of the issuer being able to make payments that increase in the future. Management also monitors cash flow projections for securities that are considered beneficial interests under the guidance of ASC Subtopic 325-40, Investments – Other – Beneficial Interests in Securitized Financial Assets, (ASC Section 325-40-35). This process is described more fully in the Investment Securities section of the Consolidated Balance Sheet Review.

Fair Value of Investments

We have determined the fair value of our investment securities in accordance with the requirements of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements. The Corporation measures the fair market values of its investments based on the fair value hierarchy established in Topic 820. The determination of fair value of investments and other assets is discussed further in Note 8 to the consolidated financial statements presented elsewhere in this report.

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Pension Plan Assumptions

Our pension plan costs are calculated using actuarial concepts, as discussed within the requirements of ASC Topic 715, Compensation – Retirement Benefits. Pension expense and the determination of our projected pension liability are based upon two critical assumptions: the discount rate and the expected return on plan assets. We evaluate each of these critical assumptions annually. Other assumptions impact the determination of pension expense and the projected liability including the primary employee demographics, such as retirement patterns, employee turnover, mortality rates, and estimated employer compensation increases. These factors, along with the critical assumptions, are carefully reviewed by management each year in consultation with our pension plan consultants and actuaries. Further information about our pension plan assumptions, the plan’s funded status, and other plan information is included in Note 12 to the consolidated financial statements presented elsewhere in this report.

Other than as discussed above, management does not believe that any material changes in our critical accounting policies have occurred since December 31, 2012.

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data for the six months ended June 30, 2013 and 2012 and is qualified in its entirety by the detailed information and unaudited financial statements, including the notes thereto, included elsewhere in this quarterly report.

	As of or For the six months
	ended June 30,
	2013	2012
Per Share Data
Basic and diluted net income/(loss) per common share	$0.47	$(0.30)
Book Value	$10.94	$10.54

Significant Ratios
Return on Average Assets (a)	0.57%	(0.15)%
Return on Average Equity (a)	7.58%	(2.12)%
Average Equity to Average Assets	7.54%	7.01%

Note: (a) Annualized

RESULTS OF OPERATIONS

Overview

Consolidated net income available to common shareholders was $2.9 million for the first six months of 2013, compared to a net loss attributable to common shareholders of $1.9 million for the same period of 2012. Basic and diluted net income per common share for the first six months of 2013 was $.47, compared to a net loss per common share of $.30 for the same period of 2012. The change in earnings, from a net loss for the first six months of 2012 to net income for the first six months in 2013, was primarily due to a $8.3 million decrease in the provision for loan losses during the first six months of 2013 when compared to the same time period of 2012. This decrease was offset by a decrease in net gains of $.3 million due to reduced gains on sales of investment securities, and a decrease of $.8 million in other income due to a reduction in bank-owned life insurance (“BOLI”) income driven by a one-time death benefit of $.7 million that occurred in March 2012. Total other operating expenses increased $.1 million during the first six months of 2013 when compared to the same period of 2012. Other expenses related to other real estate owned (“OREO”) increased $.3 million in the first six months of 2013 when compared to the first six months of 2012. The net interest margin for the first six months of 2013, on a fully tax equivalent (“FTE”) basis, decreased to 3.17% from 3.33% for the first six months of 2012. The net interest margin for the year ended December 31, 2012, on a FTE basis, was 3.30%.

The provision for loan losses decreased to $.9 million for the six months ended June 30, 2013, compared to $9.2 million for the same period of 2012. The lower provision expense thus far in 2013 was primarily due to a loan charge-off of $9.0 million on a shared national credit for an ethanol plant in western Pennsylvania during the first quarter of 2012 and charge-offs of $1.1 million on a participation loan for a hotel located in Hazleton, Pennsylvania and $.9 million on a motel located in Salisbury, Maryland during the first quarter of 2012. For the first six months of 2013, we continued to see a leveling in the credit quality of our loan portfolio as we experienced fewer loan downgrades and delinquency levels have improved. Specific allocations have been made for impaired loans where management has determined that the collateral supporting the loans is not adequate to cover the loan balance, and the qualitative factors affecting the ALL have been adjusted based on the current economic environment and the characteristics of the loan portfolio.

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Interest expense on our interest-bearing liabilities decreased $1.6 million during the six months ended June 30, 2013 when compared to the same period of 2012 due primarily to a decrease of $76.8 million in average interest-bearing deposits and a $24.1 million decrease in average long-term debt outstanding. The decline in average interest-bearing deposits and average long-term debt was due to the repayment of $40.0 million in brokered certificates of deposit and the repayment of $23.5 million in Federal Home Loan Bank (“FHLB”) advances at their stated maturities, respectively. During 2013, the Bank’s treasury team will continue to monitor rates on our deposits and increases special pricing only for full relationship customers. Our retail staff continues to be focused on shifting our deposit mix away from higher cost certificates of deposit and towards lower cost money market and transaction accounts.

Other operating income decreased $.8 million during the first six months of 2013 when compared to the same period of 2012. This decrease was primarily attributable to a decline in BOLI income due to the one-time death benefit of $.7 million received in March 2012. Net gains declined $.3 million during the first six months of 2013 when compared to the first six months of 2012 due to a reduction in gains on sales of investment securities.

Operating expenses increased $.1 million in the first six months of 2013 when compared to the same period of 2012. This increase was due to a $.6 million reduction in gains on sales of OREO offset by a reduction of approximately $.3 million in salaries and benefits due to reduced health insurance costs and incentives and a decrease of $.2 million in other miscellaneous expenses.

Consolidated net income available to common shareholders was $1.4 million, or $.23 per common share, for the second quarter of 2013, compared to net income available to common shareholders of $1.2 million, or $.20 per common share, for the same period of 2012. The net interest margin for the second quarter of 2013, on a FTE basis, was 3.09%, compared to 3.34% for the same period of 2012.

Other operating income remained stable during the second quarter of 2013 when compared to the same period of 2012.

Operating expenses decreased $.3 million in the second quarter of 2013 when compared to the same period of 2012. This decrease was due to a $.3 million reduction in salaries and benefits related to reduced health insurance costs and incentives.

Net Interest Income

Net interest income is the largest source of operating revenue and is the difference between the interest earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. For analytical and discussion purposes, net interest income is adjusted to a FTE basis to facilitate performance comparisons between taxable and tax-exempt assets. FTE income is determined by increasing tax-exempt income by an amount equal to the federal income taxes that would have been paid if this income were taxable at the statutorily applicable rate.

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The following table sets forth the average balances, net interest income and expense, and average yields and rates of our interest-earning assets and interest-bearing liabilities for the six months ended June 30, 2013 and 2012:

	For the six months ended June 30,
	2013			2012
	Average		Average	Average		Average
(in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans	$860,191	$21,037	4.93%	$922,665	$23,983	5.23%
Investment securities	259,810	3,632	2.82	235,917	3,738	3.19
Other interest earning assets	86,082	181	0.40	73,664	134	0.37
Total earning assets	$1,206,083	24,850	4.15%	$1,232,246	27,855	4.55%

Interest-bearing liabilities
Interest-bearing deposits	$803,960	2,609	0.65%	$880,727	3,558	0.81%
Short-term borrowings	44,067	29	0.13	35,408	97	0.55
Long-term borrowings	182,717	3,253	3.59	206,790	3,833	3.73
Total interest-bearing liabilities	$1,030,744	5,891	1.15%	$1,122,925	7,488	1.34%

Net interest income and spread		$18,959	3.00%		$20,367	3.21%
Net interest margin			3.17%			3.33%

Note: Interest income and yields are presented on a fully taxable equivalent basis using a 35% tax rate.

Net interest income on a FTE basis decreased $1.4 million during the first six months of 2013 over the same period in 2012 due to a $3.0 million (10.8%) decrease in interest income, which was partially offset by a $1.6 million (21.3%) decrease in interest expense. The decrease in interest income was primarily due to the $62.5 million reduction in the average balance of loans when comparing the first six months of 2013 to the same period of 2012. The slightly lower yield on both loans and investment securities, as funds were reinvested, also contributed to the decline in interest income when comparing the two periods. The decline in interest income was partially offset by a decline in interest expense due to the reduction in average balances in interest-bearing deposits and long-term borrowings. We saw a slight decline in the net interest margin in the first six months of 2013 to 3.17% when compared to 3.30% for the year ended December 31, 2012 and 3.33% for the first six months of 2012.

There was an overall $26.2 million decrease in average interest-earning assets, driven by a $62.5 million reduction in loans, offset by increases of $23.9 million in investment securities and $12.4 million in other interest earning assets, primarily cash.

Interest expense decreased during the first six months of 2013 when compared to the same period of 2012 due primarily to an overall reduction in average interest-bearing liabilities of $92.2 million. This reduction was due to the repayments of $40.0 in brokered deposits and $23.5 million in long-term borrowings. The overall effect was a 19 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.34% for the six months ended June 30, 2012 to 1.15% for the same period of 2013.

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The following table sets forth the average balances, net interest income and expense, and average yields and rates of our interest-bearing assets and interest-bearing liabilities for the three months ended June 30, 2013 and 2012:

	For the three months ended June 30,
	2013			2012
	Average		Average	Average		Average
(in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Interest-Earning Assets:
Loans	$849,341	$10,342	4.88%	$910,389	$11,919	5.27%
Investment securities	275,632	1,882	2.74	233,939	1,779	3.06
Other interest earning assets	96,617	96	0.40	77,540	75	0.39
Total earning assets	$1,221,590	12,320	4.05%	$1,221,868	13,773	4.53%

Interest-bearing liabilities
Interest-bearing deposits	$824,823	1,282	0.62%	$866,885	1,665	0.77%
Short-term borrowings	49,553	15	0.12	35,519	51	0.58
Long-term borrowings	182,709	1,639	3.6	206,657	1,887	3.67
Total interest-bearing liabilities	$1,057,085	2,936	1.11%	$1,109,061	3,603	1.31%

Net interest income and spread		$9,384	2.94%		$10,170	3.22%
Net interest margin			3.09%			3.34%

Note: Interest income and yields are presented on a fully taxable equivalent basis using a 35% tax rate.

Net interest income on a FTE basis decreased $.8 million during the second quarter of 2013 over the same period in 2012 due to a $1.5 million (10.6%) decrease in interest income, which was partially offset by a $.7 million (18.5%) decrease in interest expense. The decrease in interest income was primarily due to the $61.0 million reduction in the average balance of loans when comparing the second quarter of 2013 to the same period of 2012. The slightly lower yield on both loans and investment securities, as funds were reinvested, also contributed to the decline in interest income when comparing the two periods. The decline in interest income was partially offset by a decline in interest expense due to the reduction in average balances in interest-bearing deposits and long-term borrowings. We saw a decline in the net interest margin in the second quarter of 2013 to 3.09% when compared to 3.34% for the three months ended June 30, 2012.

Interest expense decreased during the second quarter of 2013 when compared to the same period of 2012 due primarily to an overall reduction in average interest-bearing liabilities of $52.0 million. This reduction was due to the repayments of $40.0 in brokered deposits and $23.5 million in long-term borrowings. The overall effect was a 20 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.31% for the three months ended June 30, 2012 to 1.11% for the same period of 2013.

Provision for Loan Losses

The provision for loan losses was $.9 million for the first six months of 2013, compared to $9.2 million for the same period of 2012.  The lower provision expense was primarily due to the significantly lower net charge-offs in the first six months of 2013 as well as overall lower loan balances. During 2013, we continue to see stabilization in our total rolling historical loss rates and the qualitative factors utilized in the determination of the ALL, as well as stabilization in the level of classified assets (discussed below in the section entitled “FINANCIAL CONDITION” under the heading “Allowance and Provision for Loan Losses”). Management strives to ensure that the ALL reflects a level commensurate with the risk inherent in our loan portfolio.

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Other Operating Income

Other operating income, exclusive of gains, decreased $.8 million during the first six months of 2013 when compared to the same period of 2012. The decrease was due to the reduction in BOLI income due to the one-time death benefit of $.7 million received in March 2012.

Net gains of $.4 million were reported through other income in the first six months of 2013, compared to net gains of $.7 million during the same period of 2012. The reduction in net gains during the first six months of 2013 when compared to the same period of 2012 was due to reduced gains on sales of investment securities.

Other operating income, exclusive of gains, remained consistent during the second quarter of 2013 when compared to the same period of 2012.

Net gains of $ 27 thousand were reported through other income in the second quarter of 2013, compared to net losses of $23 thousand during the same period of 2012.

The following table shows the major components of other operating income for the six- and three -months ended June 30, 2013 and 2012, exclusive of net gains:

	Income as % of Total Other Operating Income		Income as % of Total Other Operating Income
	For the six months ended		For the three months ended
	June 30,		June 30,
	2013	2012	2013	2012
Service charges	27%	24%	28%	28%
Trust department	38%	32%	38%	37%
Debit card Income	15%	14%	16%	17%
Bank owned life insurance	8%	18%	8%	9%
Brokerage income	6%	6%	7%	7%
Other income	6%	6%	3%	2%
	100%	100%	100%	100%

Other Operating Expenses

Other operating expenses increased slightly for the first six months of 2013 when compared to the first six months of 2012. The increase was due to an increase of $.5 million in other expense due to reduced gains on sales of other real estate owned offset by a $.3 million reduction in salaries and benefits related to a decrease in health insurance costs and a reduction in incentives.

Operating expenses decreased $.3 million (3.3%) for the second quarter of 2013 when compared to the same period of 2012. The decrease was due primarily to a reduction in salaries and benefits related to reduced health insurance costs and a reduction in incentives.

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The composition of other operating expenses for the six- and three -months ended June 30, 2013 and 2012 is illustrated in the following table.

	Expense as % of Total Other Operating Expenses		Expense as % of Total Other Operating Expenses
	For the six months ended		For the three months ended
	June 30,		June 30,
	2013	2012	2013	2012
Salaries and employee benefits	50%	52%	49%	50%
FDIC premiums	5%	5%	5%	5%
Occupancy, equipment and data processing	22%	22%	22%	21%
Other	23%	21%	24%	24%
	100%	100%	100%	100%

Applicable Income Taxes

In reporting interim financial information, income tax provisions should be determined under the procedures set forth in ASC Topic 740, Income Taxes (Section 740-270-30). This guidance provides that at the end of each interim period, an entity should make its best estimate of the effective tax rate expected to be applicable for the full fiscal year. The rate so determined should be used in providing for income taxes on a current year-to-date basis. The effective tax rate should reflect anticipated investment tax credits, capital gains rates, and other available tax planning alternatives. In arriving at this effective tax rate, however, no effect should be included for the tax related to significant, unusual or extraordinary items that will be separately reported or reported net of their related tax effect in reports for the interim period or for the fiscal year.

The effective tax rate for the first six months of 2013 was 23.8%, compared to an effective tax rate of 20.4% for the first six months of 2012. Our effective income tax rates differed from the 35% federal statutory rate due to the effects of tax-exempt income on loans, securities and bank-owned life insurance, as well as the low income housing tax credits.

FINANCIAL CONDITION

Balance Sheet Overview

Total assets remained stable at $1.3 billion at June 30, 2013 and December 31, 2012. During this time period, cash and interest-bearing deposits in other banks decreased $41.0 million, the investment portfolio increased $81.3 million, and gross loans decreased $33.0 million. Total liabilities increased by approximately $9.5 million during the first six months of 2013, reflecting a decrease in total deposits of $4.2 million offset by an increase of $11.7 million in short-term borrowings and a $2.1 million increase in accrued interest payable and other liabilities. Shareholders’ equity decreased $1.1 million from December 31, 2012 to June 30, 2013 as a result of increased earnings of $2.9 million offset by an increase of $4.1 million in accumulated other comprehensive loss.

Loan Portfolio

The following table presents the composition of our loan portfolio at the dates indicated:

(In thousands)	June 30, 2013		December 31, 2012
Commercial real estate	$285,984	34%	$298,851	34%
Acquisition and development	118,356	14	128,391	15
Commercial and industrial	63,844	8	69,013	8
Residential mortgage	346,636	41	346,919	40
Consumer	27,030	3	31,655	3
Total Loans	$841,850	100%	$874,829	100%

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Comparing June 30, 2013 to December 31, 2012, outstanding loans decreased by $33.0 million (3.8%). Commercial Real Estate (“CRE”) loans decreased $12.9 million as a result of the payoff of several large loans and ongoing scheduled principal payments. Acquisition and development (“A&D”) loans decreased $10.0 million due to the movement of $2.1 million from construction to permanent financing and $2.2 million of payoffs. Commercial and industrial (“C&I”) loans decreased $5.2 million due to scheduled principal payments. Residential mortgages decreased by $.3 million. The decrease in the residential mortgage portfolio was attributable to the purchase of a pool of loans of approximately $8.4 million in January 2013 offset by refinancings and regularly scheduled principal payments on existing loans. Management continues to use Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer portfolio decreased $4.6 million due primarily to repayment activity in the indirect auto portfolio offsetting new production. At June 30, 2013, approximately 59% of the commercial loan portfolio was collateralized by real estate compared to 60% at December 31, 2012.

Risk Elements of Loan Portfolio

The following table presents the risk elements of our loan portfolio at the dates indicated. Management is not aware of any potential problem loans other than those listed in this table or discussed below.

		% of		% of
	June 30,	Applicable	December 31,	Applicable
(In thousands)	2013	Portfolio	2012	Portfolio
Non-accrual loans:
Commercial real estate	$6,153	2.15%	$6,194	2.07%
Acquisition and development	9,304	7.86%	10,778	8.39%
Commercial and industrial	141	0.22%	176	0.26%
Residential mortgage	3,671	1.06%	2,731	0.79%
Consumer	108	0.40%	36	0.11%
Total non-accrual loans	$19,377	2.30%	$19,915	2.28%

Accruing Loans Past Due 90 days or more:
Commercial real estate	$0		$0
Acquisition and development	0		200
Commercial and industrial	2		0
Residential mortgage	627		1,888
Consumer	18		58
Total loans past due 90 days or more	$647		$2,146

Total non-accrual and accruing loans past due
90 days or more	$20,024		$22,061

Restructured Loans (TDRs):
Performing	$11,600		$12,134
Non-accrual (included above)	5,005		5,540
Total TDRs	$16,605		$17,674

Other Real Estate Owned	$19,344		$17,513

Impaired loans without a valuation allowance	$33,904		$39,361
Impaired loans with a valuation allowance	9,862		8,481
Total impaired loans	$43,766		$47,842
Valuation allowance related to impaired loans	$2,725		$1,632

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Other Real Estate Owned

The following table presents the components of OREO as of June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Commercial real estate	$5,353	$5,559
Acquisition and development	12,799	9,831
Residential mortgage	1,192	2,123
Total OREO	$19,344	$17,513

The following table presents the activity in the OREO valuation allowance for the six- and three-months ended June 30, 2013 and 2012:

	For the six months ended
	June 30,
	2013	2012
Balance January 1	$2,766	$1,745
Fair value write-down	37	0
Sales of OREO	(815)	(176)
Balance June 30	$1,988	$1,569

	For the three months ended
	June 30,
	2013	2012
Balance April 1	$2,179	$1,677
Fair value write-down	17	0
Sales of OREO	(208)	(108)
Balance June 30	$1,988	$1,569

The following table presents the components of OREO expenses, net for the six- and three-months ended June 30, 2013 and 2012:

	For the six months ended		For the three months ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012
Gains on real estate, net	$(62)	$(682)	$(55)	$(59)
Fair value write-down	37	0	17	0
Expenses, net	223	415	106	273
Rental and other income	(246)	(126)	(134)	(57)
Total OREO (income)/expense, net	$(48)	$(393)	$(66)	$157

Performing loans considered to be impaired (including performing troubled debt restructurings, or TDRs), as defined and identified by management, amounted to $24.4 million at June 30, 2013 and $28.2 million at December 31, 2012. Loans are identified as impaired when, based on current information and events, management determines that we will be unable to collect all amounts due according to contractual terms. These loans consist primarily of A&D loans and CRE loans. The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds. Specific allocations have been made where management believes there is insufficient collateral to repay the loan balance if liquidated and there is no secondary source of repayment available.

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The level of performing impaired loans (other than performing TDRs) decreased $3.3 million during the six months ended June 30, 2013, due to the reclassification of a $1.8 million A&D loan out of impaired status due to improved performance as well as $1.5 million of net principal repayments received during the first six months of 2013. Management will continue to monitor all loans that have been removed from an impaired status and take appropriate steps to ensure that satisfactory performance is sustained.

The following table presents the details of impaired loans that are TDRs by class as of June 30, 2013 and December 31, 2012:

	June 30, 2013		December 31, 2012
	Number of	Recorded	Number of	Recorded
(in thousands)	Contracts	Investment	Contracts	Investment
Performing
Commercial real estate
Non owner-occupied	2	$264	2	$273
All other CRE	5	5,595	5	5,676
Acquisition and development
1-4 family residential construction	1	1,687	1	2,052
All other A&D	6	2,536	4	2,330
Commercial and industrial	2	623	2	557
Residential mortgage
Residential mortgage – term	4	895	4	1,246
Residential mortgage – home equity	0	0	0	0
Consumer	0	0	0	0
Total performing	20	$11,600	18	$12,134

Non-accrual
Commercial real estate
Non owner-occupied	1	$448	1	$448
All other CRE	0	0	0	0
Acquisition and development
1-4 family residential construction	0	0	0	0
All other A&D	4	4,075	6	4,600
Commercial and industrial	0	0	0	0
Residential mortgage
Residential mortgage – term	2	482	2	492
Residential mortgage – home equity	0	0	0	0
Consumer	0	0	0	0
Total non-accrual	7	5,005	9	5,540
Total TDRs	27	$16,605	27	$17,674

The level of TDRs decreased $1.1 million during the six months ended June 30, 2013. Three loans totaling $.4 million were added to performing TDRs and four loans already in performing TDRs were re-modified. One loan totaling $.5 million that had been modified prior to December 31, 2012 at a market rate is no longer reported as a performing TDR during 2013 because the borrower had made at least six consecutive payments and was current at the time of reclassification. Two non-performing A&D loans totaling $.4 million were transferred to OREO during the six months ended June 30, 2013 and $.6 million in principal payments were received during the same time period.

Allowance and Provision for Loan Losses

The ALL is maintained to absorb losses from the loan portfolio. The ALL is based on management’s continuing evaluation of the quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of non-performing loans.

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The ALL is also based on estimates, and actual losses will vary from current estimates. These estimates are reviewed quarterly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the ALL. The methodology used to determine the adequacy of the ALL is consistent with prior years. An estimate for probable losses related to unfunded lending commitments, such as letters of credit and binding but unfunded loan commitments is also prepared. This estimate is computed in a manner similar to the methodology described above, adjusted for the probability of actually funding the commitment.

The following table presents a summary of the activity in the ALL for the six months ended June 30:

(in thousands)	2013	2012
Balance, January 1	$16,047	$19,480
Charge-offs:
Commercial real estate	(184)	(2,280)
Acquisition and development	(262)	(670)
Commercial and industrial	(1,004)	(9,141)
Residential mortgage	(256)	(665)
Consumer	(275)	(347)
Total charge-offs	(1,981)	(13,103)
Recoveries:
Commercial real estate	127	58
Acquisition and development	21	403
Commercial and industrial	51	332
Residential mortgage	119	123
Consumer	192	241
Total recoveries	510	1,157
Net credit losses	(1,471)	(11,946)
Provision for loan losses	946	9,236
Balance at end of period	$15,522	$16,770

Allowance for loan losses to loans outstanding (as %)	1.84%	1.85%
Net charge-offs to average loans outstanding during the period, annualized (as %)	0.34%	2.59%

The ALL decreased to $15.5 million at June 30, 2013, from $16.0 million at December 31, 2012 and $16.8 million at June 30, 2012. The provision for loan losses for the first six months of 2013 decreased to $.9 million from $9.2 million for the same period in 2012. Net charge-offs declined to $1.5 million for the six months ended June 30, 2013, compared to $11.9 million for the six months ended June 30, 2012. Included in the net charge-offs for the six months ended June 30, 2013 was a $.8 million charge-off for a C&I loan. The lower provision expense was due to the significantly lower level of net charge-offs as well as the lower level of loan balances. The ratio of the ALL to loans outstanding as of June 30, 2013 was 1.84%, which was slightly lower than the 1.85% for the same period last year.

The ratio of net charge-offs to average loans for the six months ended June 30, 2013 was an annualized .34%, compared to an annualized 2.59% for the same period in 2012 and 1.41% for the year ended December 31, 2012. Relative to December 31, 2012, C&I, residential mortgage and consumer segments of loans showed improvement. The CRE portfolio had an annualized net charge-off rate as of June 30, 2013 of 1.04% compared to an annualized net charge-off rate of .67% as of December 31, 2012. The annualized net charge-off rate for A&D loans as of June 30, 2013 was .39% compared to an annualized net charge-off rate of .29% as of December 31, 2012. The ratios for C&I loans were 2.87% and 12.10% for June 30, 2013 and December 31, 2012, respectively. The residential mortgage ratios were .08% and ..33% for June 30, 2013 and December 31, 2012, respectively, and the consumer loan ratios were .57% and .69% for June 30, 2013 and December 31, 2012, respectively.

Accruing loans past due 30 days or more declined to .75% of the loan portfolio at June 30, 2013, compared to 2.39% at December 31, 2012. The decrease for the first six months of 2013 was primarily due to a decrease of $11.2 million in past-due accruing residential mortgage loans and a $1.9 million decrease in past-due accruing CRE loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

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Comparing the six-month periods ended June 30, 2013 and June 30, 2012, total non-accrual loan balances have declined. Non-accrual loans totaled $19.4 million as of June 30, 2013, compared to $19.9 million as of December 31, 2012 and $27.0 million as of June 30, 2012. Non-accrual loans which have been subject to a partial charge-off totaled $7.4 million as of June 30, 2013, compared to $6.7 million as of December 31, 2012.

Management believes that the ALL at June 30, 2013 is adequate to provide for probable losses inherent in our loan portfolio. Amounts that will be recorded for the provision for loan losses in future periods will depend upon trends in the loan balances, including the composition of the loan portfolio, changes in loan quality and loss experience trends, potential recoveries on previously charged-off loans and changes in other qualitative factors. Management also applies interest rate risk, collateral value and debt service sensitivity analyses to the Commercial real estate loan portfolio and obtains new appraisals on specific loans under defined parameters to assist in the determination of the periodic provision for loan losses.

Investment Securities

At June 30, 2013, the total amortized cost basis of the available-for-sale investment portfolio was $333.7 million, compared to a fair value of $304.7 million. Unrealized gains and losses on securities available-for-sale are reflected in accumulated other comprehensive loss, a component of shareholders’ equity.

The following table presents the composition of our securities portfolio at amortized cost and fair values at the dates indicated:

	June 30, 2013			December 31, 2012
	Amortized	Fair Value	FV as %	Amortized	Fair Value	FV as %
(Dollars in thousands)	Cost	(FV)	of Total	Cost	(FV)	of Total
Securities Available-for-Sale:
U.S. government agencies	$94,703	$91,134	30%	$40,334	$40,320	18%
Residential mortgage-backed agencies	88,046	84,687	28%	43,596	44,108	20%
Commercial mortgage-backed agencies	35,903	35,228	12%	37,330	37,618	17%
Collateralized mortgage obligations	19,629	19,525	6%	31,836	31,731	14%
Obligations of state and political subdivisions	58,410	59,077	19%	55,212	58,054	26%
Collateralized debt obligations	37,045	15,030	5%	36,798	11,442	5%
Total available for sale	$333,736	$304,681	100%	$245,106	$223,273	100%
Securities Held to Maturity:
Obligations of state and political subdivisions	$3,900	$3,913	100%	$4,040	$4,347	100%

Total investment securities available-for-sale increased $81.4 million since December 31, 2012. At June 30, 2013, the securities classified as available-for-sale included a net unrealized loss of $29.1 million, which represents the difference between the fair value and amortized cost of securities in the portfolio.

As discussed in Note 8 to the consolidated financial statements presented elsewhere in this report, the Corporation measures fair market values based on the fair value hierarchy established in ASC Topic 820, Fair Value Measurements and Disclosures. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Level 3 prices or valuation techniques require inputs that are both significant to the valuation assumptions and are not readily observable in the market (i.e. supported with little or no market activity). These Level 3 instruments are valued based on both observable and unobservable inputs derived from the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

Approximately $289.7 million of the available-for-sale portfolio was valued using Level 2 pricing, and had net unrealized gains of $7.0 million at June 30, 2013. The remaining $15.0 million of the securities available-for-sale represents the entire CDO portfolio, which was valued using significant unobservable inputs (Level 3 assets). The $22.2 million in unrealized losses associated with this portfolio relates to 17 of the 18 pooled trust preferred securities that comprise the CDO portfolio. Unrealized losses of $14.5 million represent non-credit related OTTI charges on 13 of the securities, while $7.7 million of unrealized losses relates to five securities which have had no credit related OTTI. The unrealized losses on these securities were primarily attributable to continued depression in the marketability and liquidity associated with CDOs.

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The following table provides a summary of the trust preferred securities in the CDO portfolio and the credit status of these securities as of June 30, 2013.

Level 3 Investment Securities Available for Sale
(Dollars in Thousands)

Investment Description		First United Level 3 Investments				Security Credit Status
Deal	Class	Amortized Cost	Fair Market Value	Unrealized Gain/(Loss)	Lowest Credit Rating	Original Collateral	Deferrals/ Defaults as % of Original Collateral	Performing Collateral	Collateral Support	Collateral Support as % of Performing Collateral	Number of Performing Issuers/Total Issuers
Preferred Term Security I	Mezz	653	563	(90)	C	303,112	19.46%	77,500	(10,772)	-13.90%	9 / 13
Preferred Term Security XI*	B-1	1,328	502	(826)	C	635,775	26.31%	393,605	(96,825)	-24.60%	41 / 60
Preferred Term Security XVI*	C	275	426	151	C	606,040	40.13%	313,500	(152,996)	-48.80%	35 / 55
Preferred Term Security XVIII	C	3,039	929	(2,110)	C	676,565	28.69%	444,843	(94,226)	-21.18%	48 / 74
Preferred Term Security XVIII*	C	2,133	619	(1,514)	C	676,565	28.69%	444,843	(94,226)	-21.18%	48 / 74
Preferred Term Security XIX*	C	3,056	755	(2,301)	C	700,535	20.01%	470,731	(105,359)	-22.38%	47 / 64
Preferred Term Security XIX*	C	1,323	323	(1,000)	C	700,535	20.01%	470,731	(105,359)	-22.38%	47 / 64
Preferred Term Security XIX*	C	1,324	323	(1,001)	C	700,535	20.01%	470,731	(105,359)	-22.38%	47 / 64
Preferred Term Security XIX*	C	2,220	539	(1,681)	C	700,535	20.01%	470,731	(105,359)	-22.38%	47 / 64
Preferred Term Security XXII*	C-1	3,991	1,768	(2,223)	C	1,386,600	24.84%	922,100	(127,470)	-13.82%	61 / 90
Preferred Term Security XXII*	C-1	1,597	707	(890)	C	1,386,600	24.84%	922,100	(127,470)	-13.82%	61 / 90
Preferred Term Security XXIII*	C-1	2,097	787	(1,310)	C	1,467,000	21.20%	918,637	(75,030)	-8.17%	88 / 112
Preferred Term Security XXIII*	D-1	2,292	883	(1,409)	C	1,467,000	21.20%	918,637	(188,779)	-20.55%	88 / 112
Preferred Term Security XXIII*	D-1	764	294	(470)	C	1,467,000	21.20%	918,637	(188,779)	-20.55%	88 / 112
Preferred Term Security XXIV*	C-1	953	279	(674)	C	1,050,600	33.08%	650,154	(204,641)	-31.48%	56 / 86
Preferred Term Security I-P-I	B-2	2,000	1,311	(689)	CCC-	351,000	9.26%	156,000	10,910	6.99%	14 / 16
Preferred Term Security I-P-IV	B-1	3,000	1,508	(1,492)	CCC-	325,000	7.08%	199,175	23,761	11.93%	22 / 24
Preferred Term Security I-P-IV	B-1	5,000	2,514	(2,486)	CCC-	325,000	7.08%	199,175	23,761	11.93%	22 / 24

Total Level 3 Securities Available for Sale		37,045	15,030	(22,015)

*  Security has been deemed other-than-temporarily impaired and loss has been recognized in accordance with ASC Section 320-10-35.

The terms of the debentures underlying trust preferred securities allow the issuer of the debentures to defer interest payments for up to 20 quarters, and, in such case, the terms of the related trust preferred securities allow their issuers to defer dividend payments for up to 20 quarters. Some of the issuers of the trust preferred securities in our investment portfolio have defaulted and/or deferred payments ranging from 7.08% to 40.13% of the total collateral balances underlying the securities. The securities were designed to include structural features that provide investors with credit enhancement or support to provide default protection by subordinated tranches. These features include over-collateralization of the notes or subordination, excess interest or spread which will redirect funds in situations where collateral is insufficient, and a specified order of principal payments. There are securities in our portfolio that are under-collateralized, which does represent additional stress on our tranche. However, in these cases, the terms of the securities require excess interest to be redirected from subordinate tranches as credit support, which provides additional support to our investment.

Management systematically evaluates securities for impairment on a quarterly basis. Based upon application of ASC Topic 320 (Section 320-10-35), management must assess whether (a) the Corporation has the intent to sell the security and (b) it is more likely than not that the Corporation will be required to sell the security prior to its anticipated recovery. If neither applies, then declines in the fair value of securities below their cost that are considered other-than-temporary declines are split into two components. The first is the loss attributable to declining credit quality. Credit losses are recognized in earnings as realized losses in the period in which the impairment determination is made. The second component consists of all other losses. The other losses are recognized in other comprehensive income. In estimating OTTI charges, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) adverse conditions specifically related to the security, an industry, or a geographic area, (3) the historic and implied volatility of the security, (4) changes in the rating of a security by a rating agency, (5) recoveries or additional declines in fair value subsequent to the balance sheet date, (6) failure of the issuer of the security to make scheduled interest payments, and (7) the payment structure of the debt security and the likelihood of the issuer being able to make payments that increase in the future. Due to the duration and the significant market value decline in the pooled trust preferred securities held in our portfolio, we performed more extensive testing on these securities for purposes of evaluating whether or not an OTTI has occurred.

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The market for these securities as of June 30, 2013 is not active and markets for similar securities are also not active. The inactivity was evidenced first by a significant widening of the bid-ask spread in the brokered markets in which these securities trade and then by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive, as no new CDOs have been issued since 2007. There are currently very few market participants who are willing to effect transactions in these securities. The market values for these securities, or any securities other than those issued or guaranteed by the U.S. Department of the Treasury (the “Treasury”), are very depressed relative to historical levels. Therefore, in the current market, a low market price for a particular bond may only provide evidence of stress in the credit markets in general rather than being an indicator of credit problems with a particular issue. Given the conditions in the current debt markets and the absence of observable transactions in the secondary and new issue markets, management has determined that (a) the few observable transactions and market quotations that are available are not reliable for the purpose of obtaining fair value at June 30, 2013, (b) an income valuation approach technique (i.e. present value) that maximizes the use of relevant unobservable inputs and minimizes the use of observable inputs will be equally or more representative of fair value than a market approach, and (c) the CDO segment is appropriately classified within Level 3 of the valuation hierarchy because management determined that significant adjustments were required to determine fair value at the measurement date.

Management utilizes an independent third party to prepare both the evaluations of OTTI and the fair value determinations for the CDO portfolio. Management does not believe that there were any material differences in the OTTI evaluations and pricing between December 31, 2012 and June 30, 2013.

The approach used by the third party to determine fair value involved several steps, including detailed credit and structural evaluation of each piece of collateral in each bond, default, recovery and prepayment/amortization probabilities for each piece of collateral in the bond, and discounted cash flow modeling. The discount rate methodology used by the third party combines a baseline current market yield for comparable corporate and structured credit products with adjustments based on evaluations of the differences found in structure and risks associated with actual and projected credit performance of each CDO being valued. Currently, the only active and liquid trading market that exists is for stand-alone trust preferred securities. Therefore, adjustments to the baseline discount rate are also made to reflect the additional leverage found in structured instruments.

Based upon a review of credit quality and the cash flow tests performed by the independent third party, management determined that no securities had credit-related OTTI during the first six months of 2013.

The risk-based capital ratios require that banks set aside additional capital for securities that are rated below investment grade. Securities rated one level below investment grade require a 200% risk weighting. Additional methods are applicable to securities rated more than one level below investment grade. Management believes that, as of June 30, 2013, we maintain sufficient capital and liquidity to cover the additional capital requirements of these securities and future operating expenses. Additionally, we do not anticipate any material commitments or expected outlays of capital in the near term.

Deposits

The following table presents the composition of our deposits as of the dates indicated:

(In thousands)	June 30, 2013		December 31, 2012
Non-interest bearing demand deposits	$162,671	17%	$161,500	17%
Interest-bearing deposits:
Demand	129,020	13	119,306	12
Money Market:
Retail	205,846	21	202,678	21
Savings deposits	114,377	12	109,740	11
Time deposits less than $100,000:
Retail	179,854	18	187,289	19
Brokered/CDARS	1,143	0	1,052	0
Time deposits $100,000 or more:
Retail	161,914	17	164,085	17
Brokered/CDARS	17,834	2	31,234	3
Total Deposits	$972,659	100%	$976,884	100%

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Total deposits decreased $4.2 million during the first six months of 2013 when compared to deposits at December 31, 2012. Non-interest bearing deposits increased $1.2 million. Traditional savings accounts increased $4.6 million due to continued growth in our Prime Saver product. Total demand deposits increased $9.7 million and total money market accounts increased $3.2 million. Time deposits less than $100,000 declined $7.3 million and time deposits greater than $100,000 decreased $15.6 million due to the repayment of a $20.0 million brokered certificate of deposit at its maturity in January 2013.

Borrowed Funds

The following table presents the composition of our borrowings at the dates indicated:

	June 30,	December 31,
(In thousands)	2013	2012
Securities sold under agreements to repurchase	$50,954	$39,257
Total short-term borrowings	$50,954	$39,257

FHLB advances	$135,974	$136,005
Junior subordinated debt	46,730	46,730
Total long-term borrowings	$182,704	$182,735

Total short-term borrowings increased by approximately $11.7 million during the first six months of 2013 due to new accounts in our Treasury Management product. Long-term borrowings decreased by $31.0 thousand during the first six months of 2013 due to the scheduled monthly amortization of long-term advances.

Liquidity Management

Liquidity is a financial institution’s capability to meet customer demands for deposit withdrawals while funding all credit-worthy loans. The factors that determine the institution’s liquidity are:

•	Reliability and stability of core deposits;
•	Cash flow structure and pledging status of investments; and
•	Potential for unexpected loan demand.

We actively manage our liquidity position through weekly meetings of a sub-committee of executive management, known as the Treasury Sub-Committee, which looks forward 12 months at 30-day intervals. The measurement is based upon the projection of funds sold or purchased position, along with ratios and trends developed to measure dependence on purchased funds and core growth. Monthly reviews by management and quarterly reviews by the Asset and Liability Committee under prescribed policies and procedures are designed to ensure that we will maintain adequate levels of available funds.

It is our policy to manage our affairs so that liquidity needs are fully satisfied through normal Bank operations. That is, the Bank will manage its liquidity to minimize the need to make unplanned sales of assets or to borrow funds under emergency conditions. The Bank will use funding sources where the interest cost is relatively insensitive to market changes in the short run (periods of one year or less) to satisfy operating cash needs. The remaining normal funding will come from interest-sensitive liabilities, either deposits or borrowed funds. When the marginal cost of needed wholesale funding is lower than the cost of raising this funding in the retail markets, the Corporation may supplement retail funding with external funding sources such as:

1.	Unsecured Fed Funds lines of credit with upstream correspondent banks (M&T Bank, Atlantic Central Banker’s Bank, Community Banker’s Bank).
2.	Secured advances with the FHLB of Atlanta, which are collateralized by eligible one to four family residential mortgage loans, home equity lines of credit, commercial real estate loans, and various securities. Cash may also be pledged as collateral.
3.	Secured line of credit with the Fed Discount Window for use in borrowing funds up to 90 days, using municipal securities as collateral.
4.	Brokered deposits, including CDs and money market funds, provide a method to generate deposits quickly. These deposits are strictly rate driven but often provide the most cost effective means of funding growth.

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5.	One Way Buy CDARS funding – a form of brokered deposits that has become a viable supplement to brokered deposits obtained directly.

Management believes that we have adequate liquidity available to respond to current and anticipated liquidity demands and is not aware of any trends or demands, commitments, events or uncertainties that are likely to materially affect our ability to maintain liquidity at satisfactory levels.

Market Risk and Interest Sensitivity

Our primary market risk is interest rate fluctuation. Interest rate risk results primarily from the traditional banking activities that we engage in, such as gathering deposits and extending loans. Many factors, including economic and financial conditions, movements in interest rates and consumer preferences affect the difference between the interest earned on our assets and the interest paid on our liabilities. Interest rate sensitivity refers to the degree that earnings will be impacted by changes in the prevailing level of interest rates. Interest rate risk arises from mismatches in the repricing or maturity characteristics between interest-bearing assets and liabilities. Management seeks to minimize fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Management uses interest sensitivity gap analysis and simulation models to measure and manage these risks. The interest rate sensitivity gap analysis assigns each interest-earning asset and interest-bearing liability to a time frame reflecting its next repricing or maturity date. The differences between total interest-sensitive assets and liabilities at each time interval represent the interest sensitivity gap for that interval. A positive gap generally indicates that rising interest rates during a given interval will increase net interest income, as more assets than liabilities will reprice. A negative gap position would benefit us during a period of declining interest rates.

At June 30, 2013, we were asset sensitive.

Our interest rate risk management goals are:

•	Ensure that the Board of Directors and senior management will provide effective oversight and ensure that risks are adequately identified, measured, monitored and controlled;
•	Enable dynamic measurement and management of interest rate risk;
•	Select strategies that optimize our ability to meet our long-range financial goals while maintaining interest rate risk within policy limits established by the Board of Directors;
•	Use both income and market value oriented techniques to select strategies that optimize the relationship between risk and return; and
•	Establish interest rate risk exposure limits for fluctuation in net interest income (“NII”), net income and economic value of equity.

In order to manage interest sensitivity risk, management formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments. These guidelines are based on management’s outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors. Management uses computer simulations to measure the effect on net interest income of various interest rate scenarios. Key assumptions used in the computer simulations include cash flows and maturities of interest rate sensitive assets and liabilities, changes in asset volumes and pricing, and management’s capital plans. This modeling reflects interest rate changes and the related impact on net interest income over specified periods.

We evaluate the effect of a change in interest rates of +/-100 basis points to +/-400 basis points on both NII and Net Portfolio Value (“NPV”) / Economic Value of Equity (“EVE”). We concentrate on NII rather than net income as long as NII remains the significant contributor to net income.

NII modeling allows management to view how changes in interest rates will affect the spread between the yield paid on assets and the cost of deposits and borrowed funds. Unlike traditional Gap modeling, NII modeling takes into account the different degree to which installments in the same repricing period will adjust to a change in interest rates. It also allows the use of different assumptions in a falling versus a rising rate environment. The period considered by the NII modeling is the next eight quarters.

NPV / EVE modeling focuses on the change in the market value of equity. NPV / EVE is defined as the market value of assets less the market value of liabilities plus/minus the market value of any off-balance sheet positions. By effectively looking at the present value of all future cash flows on or off the balance sheet, NPV / EVE modeling takes a longer-term view of interest rate risk. This complements the shorter-term view of the NII modeling.

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Measures of NII at risk produced by simulation analysis are indicators of an institution’s short-term performance in alternative rate environments. These measures are typically based upon a relatively brief period, usually one year. They do not necessarily indicate the long-term prospects or economic value of the institution.

Capital Resources

The Bank and First United Corporation are subject to risk-based capital regulations, which were adopted and are monitored by federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution’s asset risk profile and off-balance sheet exposures, such as unused loan commitments and stand-by letters of credit. The regulatory guidelines require that a portion of total capital be Tier 1 capital, consisting of common shareholders’ equity, qualifying portion of trust issued preferred securities, and perpetual preferred stock, less goodwill and certain other deductions. The remaining capital, or Tier 2 capital, consists of elements such as subordinated debt, mandatory convertible debt, remaining portion of trust issued preferred securities, and grandfathered senior debt, plus the ALL, subject to certain limitations.

Under the risk-based capital regulations, banking organizations are required to maintain a minimum total risk-based capital ratio (total qualifying capital divided by risk-weighted assets) of 8% (10% for well capitalized banks), including a Tier 1 ratio of at least 4% (6% for well capitalized banks). The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier I capital divided by average assets, after certain adjustments. The minimum leverage ratio is 4% (5% for well capitalized banks) for banking organizations that do not anticipate significant growth and have well-diversified risk (including no undue interest rate risk exposure), excellent asset quality, high liquidity and good earnings, and between 4% and 5% for other institutions depending on their particular condition and growth plans. Regulators may require higher capital ratios when warranted by the particular circumstances or risk profile of a given banking organization. In the current regulatory environment, banking organizations must stay well capitalized in order to receive favorable regulatory treatment on acquisition and other expansion activities and favorable risk-based deposit insurance assessments. Our capital policy establishes guidelines meeting these regulatory requirements and takes into consideration current or anticipated risks as well as potential future growth opportunities.

The following table presents our capital ratios:

			Required for
			Capital	Required To
	June 30,	December 31,	Adequacy	Be Well
	2013	2012	Purposes	Capitalized
Total Capital (to risk-weighted assets)
Consolidated	14.84%	14.13%	8.00%	10.00%
First United Bank & Trust	15.57%	14.63%	8.00%	10.00%
Tier 1 Capital (to risk-weighted assets)
Consolidated	13.15%	12.54%	4.00%	6.00%
First United Bank & Trust	14.27%	13.35%	4.00%	6.00%
Tier 1 Capital (to average assets)
Consolidated	10.84%	10.32%	4.00%	5.00%
First United Bank & Trust	11.77%	10.98%	4.00%	5.00%

As of June 30, 2013, the most recent notification from the regulators categorized First United Corporation and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. All capital ratios increased at June 30, 2013 when compared to December 31, 2012.

Basel is a committee of central banks and bank regulators from major industrialized countries that develops broad policy guidelines for use by each country’s regulators with the purpose of ensuring that financial institutions have adequate capital given the risk levels of assets and off-balance sheet financial instruments.

On July 2, 2013, the Federal Reserve approved final rules that substantially amend the regulatory risk-based capital rules applicable to First United Corporation. The FDIC and the OCC have subsequently approved these rules. The final rules were adopted following the issuance of proposed rules by the Federal Reserve in June 2012, and implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

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The rules include new risk-based capital and leverage ratios, which would be phased in from 2015 to 2019, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to the Corporation under the final rules would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The final rules also establish a “capital conservation buffer” above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. The capital conservation buffer will be phased-in over four years beginning on January 1, 2016, as follows: the maximum buffer will be 0.625% of risk-weighted assets for 2016, 1.25% for 2017, 1.875% for 2018, and 2.5% for 2019 and thereafter. This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions are subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained income that could be utilized for such actions.

Basel III provided discretion for regulators to impose an additional buffer, the “countercyclical buffer,” of up to 2.5% of common equity Tier 1 capital to take into account the macro-financial environment and periods of excessive credit growth. However, the final rules permit the countercyclical buffer to be applied only to “advanced approach banks” ( i.e. , banks with $250 billion or more in total assets or $10 billion or more in total foreign exposures), which currently excludes the Corporation. The final rules also implement revisions and clarifications consistent with Basel III regarding the various components of Tier 1 capital, including common equity, unrealized gains and losses, as well as certain instruments that will no longer qualify as Tier 1 capital, some of which will be phased out over time. However, the final rules provide that small depository institution holding companies with less than $15 billion in total assets as of December 31, 2009 (which includes the Corporation) will be able to permanently include non-qualifying instruments that were issued and included in Tier 1 or Tier 2 capital prior to May 19, 2010 in additional Tier 1 or Tier 2 capital until they redeem such instruments or until the instruments mature.

The final rules also contain revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions if their capital levels begin to show signs of weakness. These revisions take effect January 1, 2015. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions will be required to meet the following increased capital level requirements in order to qualify as “well capitalized:” (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

The final rules set forth certain changes for the calculation of risk-weighted assets, which we will be required to utilize beginning January 1, 2015. The standardized approach final rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) an alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the “advance approach rules” that apply to banks with greater than $250 billion in consolidated assets. Based on our current capital composition and levels, we believe that we would be in compliance with the requirements as set forth in the final rules if they were presently in effect.

The total risk based capital ratios of First United Corporation include $38.2 million of junior subordinated debentures (“TPS Debentures”) which qualified as Tier 1 capital at June 30, 2013, under guidance issued by the Board of Governors of the Federal Reserve System.

In January 2009, pursuant to the Treasury’s Troubled Asset Relief Program Capital Purchase Program, First United Corporation sold 30,000 shares of its Series A Preferred Stock and a Warrant to purchase 326,323 shares of its common stock, having an exercise price of $13.79 per share, to the Treasury for an aggregate purchase price of $30 million. The proceeds from this transaction count as Tier 1 capital and the Warrant qualifies as tangible common equity. Information about the terms of these securities is provided in Note 10 to the Consolidated Financial Statements.

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The terms of the Series A Preferred Stock call for the payment, if declared by the Board of Directors of First United Corporation, of a quarterly cash dividend on February 15th, May 15th, August 15th and November 15th of each year. At the request of the Reserve Bank, First United Corporation deferred the payment of cash dividends on the Series A Preferred Stock beginning with the payment that was due on November 15, 2010. As of June 30, 2013, this deferral election remained in effect and dividends of $.4 million per quarterly dividend period continue to accrue. First United Corporation will be required to pay all accrued and unpaid dividends if and when the Board of Directors declares and pays the next quarterly cash dividend. Management cannot predict whether or when the Board of Directors will resume quarterly cash dividends on the Series A Preferred Stock. First United Corporation’s ability to make dividend payments in the future will depend primarily on our earnings in future periods.

On December 15, 2010, also at the request of the Reserve Bank, the Board of Directors of First United Corporation elected to defer quarterly interest payments under the TPS Debentures beginning with the payments that were due in March 2011. As of June 30, 2013, this deferral election remained in effect and cumulative deferred interest was approximately $5.5 million, which has been fully accrued and must be paid in full when the Board of Directors elects to terminate the deferral. First United Corporation’s ability to resume quarterly interest payments will depend primarily on our earnings in future periods. Accordingly, no assurance can be given as to if or when First United Corporation will resume the payment of interest under the TPS Debentures.

In connection with, and as a result of, the aforementioned deferrals, the Board of Directors of First United Corporation voted to suspend the declaration of quarterly cash dividends on the common stock until further notice. The payment of cash dividends on the common stock is at the discretion of the Board of Directors and is dependent on our earnings in future periods. In addition, cash dividends on the common stock may be paid only if all accrued and unpaid interest due under the TPS Debentures and all accrued and unpaid dividends due under the Series A Preferred Stock have been paid in full. There can be no assurance as to if or when First United Corporation will resume the payment of cash dividends on the common stock.

Contractual Obligations, Commitments and Off-Balance Sheet Arrangements

Loan commitments are made to accommodate the financial needs of our customers. Letters of credit commit us to make payments on behalf of customers when certain specified future events occur. The credit risks inherent in loan commitments and letters of credit are essentially the same as those involved in extending loans to customers, and these arrangements are subject to our normal credit policies. Loan commitments and letters of credit totaled $91.2 million and $1.2 million, respectively, at June 30, 2013, compared to $87.1 million and $1.3 million, respectively, at December 31, 2012. We are not a party to any other off-balance sheet arrangements.

See Note 11 to the consolidated financial statements presented elsewhere in this report for further disclosure on Borrowed Funds. There have been no other significant changes to contractual obligations as presented at December 31, 2012.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

Our primary market risk is interest rate fluctuation and we have procedures in place to evaluate and mitigate this risk. This market risk and our procedures are described above in Item 2 of Part I of this report under the caption “Market Risk and Interest Sensitivity”, and in Item 7 of Part II of First United Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 under the caption “Market Risk and Interest Sensitivity”. Management believes that no material changes in our procedures used to evaluate and mitigate these risks have occurred since December 31, 2012. We believe the investment portfolio restructuring has better positioned the Corporation for a rising interest rate environment.

Item 4.	Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934 with the SEC, such as this Quarterly Report, is recorded, processed, summarized and reported within the periods specified in those rules and forms, and that such information is accumulated and communicated to our management, including the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), as appropriate, to allow for timely decisions regarding required disclosure. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.

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An evaluation of the effectiveness of these disclosure controls as of June 30, 2013 was carried out under the supervision and with the participation of Management, including the CEO and the CFO. Based on that evaluation, Management, including the CEO and the CFO, has concluded that our disclosure controls and procedures are, in fact, effective at the reasonable assurance level.

During the first six months of 2013, there was no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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Part II.   OTHER INFORMATION

Item 1.	Legal Proceedings

None.

Item 1A.	Risk Factors

The risks and uncertainties to which our financial condition and operations are subject are discussed in detail in Item 1A of Part I of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012. Management does not believe that any material changes in our risk factors have occurred since December 31, 2012.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.	Defaults upon Senior Securities

As previously reported in First United Corporation’s SEC reports and as discussed in Item 7 of Part I of this report, the terms of First United Corporation’s Series A Preferred Stock call for the payment, if declared by the Board of Directors of First United Corporation, of a quarterly cash dividend on February 15th, May 15th, August 15th and November 15th of each year. At the request of the Reserve Bank, First United Corporation has not declared or paid cash dividends on its Series A Preferred Stock since August 15, 2010. Dividends of $.4 million per dividend period continue to accrue, aggregating $4.4 million at June 30, 2013. First United Corporation will be required to pay all accrued and unpaid dividends if and when the Board of Directors declares the next quarterly cash dividend.

Item 4.	Mine Safety Disclosures

Not Applicable.

Item 5.	Other Information

None.

Item 6.	Exhibits

The exhibits filed or furnished with this quarterly report are listed in the Exhibit Index that follows the signatures, which index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST UNITED CORPORATION

Date:	August 14, 2013	/s/ William B. Grant
William B. Grant, Chairman of the Board and
Chief Executive Officer
(Principal Executive Officer)

Date	August 14, 2013	/s/ Carissa L. Rodeheaver
Carissa L. Rodeheaver, President,
Chief Financial Officer, Treasurer and Secretary
(Principal Accounting Officer)

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EXHIBIT INDEX

Exhibit	Description

31.1	Certifications of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act (filed herewith)

31.2	Certifications of the Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act (filed herewith)

32	Certification of the Principal Executive Officer and the Principal Accounting Office pursuant to Section 906 of the Sarbanes-Oxley Act (furnished herewith)

101.INS	XBRL Instance Document (furnished herewith)

101.SCH	XBRL Taxonomy Extension Schema (furnished herewith)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase (furnished herewith)

101.DEF	XBRL Taxonomy Extension Definition Linkbase (furnished herewith)

101.LAB	XBRL Taxonomy Extension Label Linkbase (furnished herewith)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase (furnished herewith)

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Exhibit 31.1

Certifications of the Principal Executive Officer

Pursuant to Securities Exchange Act Rules 13a-14 and 15d-14

As adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, William B. Grant, certify that:

1.           I have reviewed this quarterly report on Form 10-Q of First United Corporation;

2.           Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.           Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.           The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.           The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:	August 14, 2013	/s/ William B. Grant
William B. Grant, Chairman of the Board and
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

Certifications of the Principal Accounting Officer

Pursuant to Securities Exchange Act Rules 13a-14 and 15d-14

As adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Carissa L. Rodeheaver, certify that:

1.           I have reviewed this quarterly report on Form 10-Q of First United Corporation;

2.           Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.           Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.           The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date	August 14, 2013	/s/ Carissa L. Rodeheaver
Carissa L. Rodeheaver, President,
Chief Financial Officer, Treasurer and Secretary
(Principal Accounting Officer)

Exhibit 32

Certification of Periodic Report

Pursuant to 18 U.S.C. § Section 1350

As adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Pursuant to, and for purposes only of, 18 U.S.C. § 1350, each of the undersigned hereby certifies that (i) the Quarterly Report of First United Corporation on Form 10-Q for the quarter ended June 30, 2013 filed with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of First United Corporation.

Date:	August 14, 2013	/s/ William B. Grant
William B. Grant, Chairman of the Board and
Chief Executive Officer
(Principal Executive Officer)

Date:	August 14, 2013	/s/ Carissa L. Rodeheaver
Carissa L. Rodeheaver, President,
Chief Financial Officer, Treasurer and Secretary
(Principal Accounting Officer)